Exhibit 10.38

AMENDED AND RESTATED LEASE AGREEMENT

NUMBER 419

between

THE STATE OF UTAH, acting through
the School and Institutional
Trust Lands Administration
as Lessor

and

ASC UTAH, d/b/a The Canyons
as Lessee

Dated as of July 1, 1998

LEASE AGREEMENT NO. 419

THIS AMENDED AND RESTATED LEASE AGREEMENT (“Lease”) is entered into as of the 1st day of July, 1998 by and between the State of Utah, acting by and through the Director of the School and Institutional Trust Lands Administration (“Lessor”) and ASC Utah, a Maine corporation, d/b/a The Canyons (“Lessee”).

R E C I T A L S

A.            Lessor owns, subject to the provisions of Section 18.23 hereof, the Premises (as defined herein) located in Summit and Salt Lake Counties, State of Utah, which Premises are leased to Lessee by Lessor under Lease Agreement No. 419.

B.            Lease Agreement 419 was originally established between Lessor and Halbet Properties, Inc. and has since been amended by amendments dated May 1, 1987, February 28, 1989 and May 23, 1995 and has been assigned contemporaneously herewith to ASC Utah, Inc.

C.            The Premises have been designated as Development Property, as defined in Rule 850-140 of the Utah Administrative Code, and this Lease is entered into pursuant to such rule.

A G R E E M E N T

IN CONSIDERATION of the foregoing recitals, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

ARTICLE 1.  DEFINITIONS

As used herein, the following terms shall have the meanings respectively indicated:

1.1           “Applicable Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j-26, as such acts have been or are hereafter amended from time to time; any so called superfund or superlien law; and any other federal, state and local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material as now or any time hereafter in effect.

1.2           “Commercial Lot” means any Improved Lot located in the Development Parcel and used or designated for use primarily as a commercial or retail facility, hotel, inn or other non-residential-type development.

1.3           “Common Area Amenities” means improvements to be constructed by the Lessee upon the Premises and adjacent property to create amenities supporting the proposed resort development, including but not limited to:  trail systems, recreational facilities and landscaping.

1.4           “Covenants” means the declaration of covenants, conditions and restrictions that Lessee shall be required to prepare and record providing for, among other things, the creation of an association or associations, as the case may be, of lot and unit owners within the Premises, covenants, conditions and restrictions that will protect and enhance the value of the lots and units within the Premises, and easements and rights-of-way for skiing, biking and pedestrian access.

1.5           “Design Control Documents” means this Lease, the Covenants, the Improvement Documents, and such other documents as Lessor deems necessary from time to time in connection with the design and development of the Premises.

1.6           “Development Parcel” means that portion of the Premises situated in Summit County, Utah, which is described on Exhibit A, Part 2 to this Lease.

1.7           “Development Plan” means the preliminary or the final approved comprehensive development plan for the Premises, including site plan(s) of the Premises showing the location of all proposed Lessee Improvements and development plats with respect to the Premises (which development plats shall have been prepared in accordance with applicable laws, ordinances, rules and regulations and recorded in the county where the Premises are located), and as such Development Plan is more particularly set forth and described in Exhibit C to this Lease, as amended from time to time in accordance with the terms hereof.  The Development Plan and Development Schedule will be amended or revised from time to time as the planning for improvements at the Premises progresses. As material changes in the planning for the Premises are proposed, Lessee shall submit such changes to Lessor for Lessor’s approval and upon approval by Lessor such changes shall be included in the Development Plan and Development Schedule. Lessor shall not unreasonably withhold or delay its consent to proposed amendments or revisions.

1.8           “Development Schedule” means the schedule, as amended or revised from time to time by Lessee, of respective times for completion of development, as set forth in the Design and Approval Schedule attached hereto as Exhibit B, and as set forth in the Development Plan. The Development Plan and Development Schedule will be amended or revised from time to time as the planning for improvements at the Premises progresses.  As material changes in the planning for the Premises are proposed, lessee shall submit such changes to Lessor for Lessor’s approval and upon approval by Lessor such changes shall be included in the Development Plan and Development Schedule.  Lessor shall not unreasonably withhold or delay its consent to proposed amendments or revisions.

1.9           “Fair Market Value” means the value of a Residential Lot, a Public Lot and any other portion of the Premises designated by Lessee for sale, as determined in accordance with Section 6.4 of this Lease, based on the value of a lot as improved, in accordance with the terms and conditions set forth in this Lease.

1.10         (i)            “Gross Receipts” means the sales prices or rentals received by Lessee, or any party occupying any portion of the Development Parcel (whether or not such lands have been conveyed in fee to Lessee or third parties pursuant to this Agreement) under a rental lease, license, conveyance or other arrangement with Lessee during the applicable period with respect to all services, goods, wares and merchandise sold, leased, licensed or delivered by Lessee or any party occupying any portion of the Development Parcel (whether or not such lands have been conveyed in fee to Lessee or third parties pursuant to this Agreement) under a rental lease, license, conveyance or other arrangement with Lessee in, at or from, the specific parcel located within the Development Parcel that is being evaluated for the purpose of calculating percentage rent in accordance with the provisions of Section 4.3, whether for wholesale, retail, cash, credit, or otherwise; and

Gross Receipts shall include, without limitation, all receipts: (A) where the orders therefor originate in, at or from, such parcel, whether delivery or performance is made from such parcel or from some other place, (B) made or performed by means of mechanical or other vending devices on such parcel, (C) which Lessee (or such third party, as applicable) in the normal and customary course of its business would credit or attribute to its operations at such parcel or any part thereof, notwithstanding the fact that such receipts are transacted and collected offsite, and (D) from property management services provided for properties within the Premises. Any sums otherwise satisfying the definition of Gross Receipts that are deposited with and forfeited to Lessee shall be included in Gross Receipts. Receipts from any installment or credit sale shall be treated as received when and as recorded on the Lessee’s books of account as revenue realized. No franchise or capital stock tax and no income or similar tax based on income or profits shall be deducted from Gross Receipts.  Gross Receipts shall not include, or if included there shall be deducted (but only to the extent they have been included in Gross Receipts, as the case may be): (E) The amount of any cash or credit refunds upon any sale from such parcel where the merchandise sold, or some part thereof, is returned by the purchaser to Lessee after the sale (not exceeding in amount the selling price of the item in question); (F) Exchanges or transfers of merchandise between stores of Lessee, if any, where such exchanges are made solely for the convenient operation of Lessee’s business and not for the purpose of consummating a sale made at, in, upon or from such parcel or of depriving Lessor of the benefit of a sale which otherwise would have been made in, at, upon or from such parcel; (G) Returns to shippers or manufacturers; (H) Sales of furniture, fixtures and equipment after substantial use in the conduct of Lessee’s business in such parcel; (I) The amount of any city, county, state or federal sales, use, gross receipts, transaction privilege, luxury or excise tax on such sale which is both added to the selling price (or absorbed in the price) and paid to the taxing authorities by Lessee (but not by any vendor of Lessee); (J) Sales to employees; (K) Service charges, interest and collection expenses received or receivable from customers for sales on credit and service, credit card and other charges or fees paid by Lessee to credit card companies, banks and similar organizations resulting from use of credit or debit cards by customers; (L) Charges paid or payable by customers for mailing or delivery of merchandise; (M) The redemption of gift certificates (but not the purchase of gift certificates); (N) Receipts from vending machines or telephones located on such parcel, expect such portion as may be retained by Lessee; (O) Sales discounts or noncash donations to nonprofit, charitable or religious organizations; (P) Bad debts and charge backs, to the extent previously included in Gross Receipts, as the case may be; (Q) The proceeds of any Leasehold Mortgage; (R) Any amounts paid to Lessor in connection with an assignment of the Lease by Lessee; (S) Receipts from the sale of lift tickets or passes associated with use of ski lifts and trails for skiing, snowboarding or other snow-play or recreational activities; and (T) Proceeds from the sale of Improved Lots, and Public Lots, or any portion thereof, in accordance with the provision of Article 6.

1.11         “Hazardous Substance” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Utah, or the United States Government, including, without limitation, (a) any substance, chemical or waste that is or shall be listed or defined as hazardous, toxic or dangerous under Applicable Environmental Law; (b) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state or local governmental authority pursuant to any environmental, health and safety or similar law, code, ordinance, rule, regulation, order or decree and which may or could pose a hazard to the health and safety of occupants or users of the Premises or any part thereof, any adjoining property or cause damage to the environment; (c) any petroleum products; (d) PCBs; (e) leaded paint; and (f) asbestos.

1.12         “Improved Lot” means a portion of the Development Parcel designated as a separate lot or project area on a recorded subdivision plat or a separate unit or project area on a record of survey map or otherwise designated in the Development Plan as a lot or parcel upon which on site improvements will be constructed and for which all Pre-Development Improvements, as defined in paragraph 1.18 have taken place. For purposes of this definition, project area means the land area included in any Integrated Development Project. Improved Lots may include both Residential Lots and Public Lots.

1.13         “Improvement Documents” means the subdivision plats, record of survey maps, construction plans, site plan(s) and such other documents as may be necessary or appropriate in connection with the improvement of the Premises as described in the Development Plan.

1.14         “Integrated Development Project” means any improvement or series of improvements presented for final project-specific permitting by Summit County, Utah authorities on a consolidated basis due to the functionally related or integral nature of such improvements. Lessee and Lessor shall jointly determine, by written agreement, whether a series of improvements are sufficiently functionally related or integrated to constitute an Integrated Development Project, based upon the following factors:

(a)           The spatial relationship and acreage “footprint” of the proposed improvements;

(b)           Whether the proposed improvements are presented for final project permitting on a unified or integrated basis;

(c)           Whether the proposed improvements are part of a unified or integrated planning and design program;

(d)           Whether the proposed improvements will be marketed and/or sold through an integrated marketing program;

(e)           Whether the proposed improvements will be operated, managed or will otherwise function on a unified or integrated basis; and

(f)            Whether the improvements will be financed through a common plan of financing.

1.14         “Lease Year” means the period during the Lease Term (as defined in Section 3.1) commencing on August 1st in each year and ending at midnight on the 31st of July of that year, except that the first Lease Year shall commence at the start of the Lease Term and shall end at midnight on the 31st of July of that year, and except that the last Lease Year shall end at the expiration of the term of this Lease or at the time of any earlier termination of this Lease in accordance with the terms hereof.

1.15         “Lessee Improvements” means the on site and off site improvements described in the Design Control Documents on the Premises and adjacent properties by Lessee as generally described in the Development Plan, which shall include, without limitation, those improvements required for a lot to qualify as an Improved Lot.

1.16         “Lessor Indemnitees” means Lessor, its officers, directors, employees, agents, successors and assigns and elected and appointed officials of the State of Utah.

1.17         “Marketing Plan” means the Lessee’s plan for marketing the developed portions of the Premises, as amended from time to time. Lessee shall submit its initial Marketing Plan, including but not limited to product types, projected absorption rates, marketing schedules, pricing targets and marketing methods to be utilized, to Lessor for review and approval within six months of commencement of the Lease Term.

1.18         “Pre-Development Improvements” means all improvements to be constructed by the Lessee to the boundary of an Improved Lot, in accordance with the Improvement Documents and as required by applicable governmental approvals in order to commence development of the Improved Lot in accordance with the Improvement Documents, including but not limited to:

(a)           sanitary sewer lines, culinary water lines and storm sewer lines installed to the boundaries of the lot;

(b)           all utilities necessary to use the lot for its designated purpose, including, without limitation, telephone, natural gas and electricity, installed to the boundaries of the lot;

(c)           all necessary streets and other access way providing access to the lot; and

(d)           all other improvements required by the Development Plan and any other applicable covenants, conditions and restrictions with respect to the lot prior to development shall have been completed.

All of said improvements shall be constructed in accordance with all applicable codes and regulations of the county and the city in which the property is located.

1.20         “Premises” means: the parcel of land situated in Summit and Salt Lake Counties, State of Utah, which is described on Exhibit A, Part 1 to this Lease including (a) all appurtenant water and water rights and all non-appurtenant water and water rights held, owned, or used in connection with such parcel of land; and (b) all other rights and easements which are appurtenant to such parcel of land, other than the mineral estate reserved below, RESERVING, HOWEVER, to Lessor, its successors and assigns, any and all oil, gas, coal and other minerals underlying such land.

1.219       “Public Lot” means any Improved Lot used or designated in the Development Plan for use for a nonprofit or public purpose on which parks (including open space, common areas and scenic areas), roads and other municipal infrastructure, churches or other religious facilities, schools, governmental buildings or facilities and other public facilities, including, without limitation, police and fire protection facilities and amenities for the use and enjoyment of owners of Improved Lots, have been or are allowed to be built.

1.20         “Quarter” means a fiscal quarter based upon an August 1 to July 31 fiscal year.

1.21         “Rent” means collectively Base Rent, Development Parcel Interim Rent, Development Parcel Minimum Percentage Rent, Development Parcel Percentage Rent and Commercial Activity Percentage Rent, as each term is defined in Article 4.

1.22         “Residential Lot” means any Improved Lot on which single-family houses, condominiums, town homes, timeshare interests, and other residential-type developments, or mixed use projects containing both residential- and commercial-type developments, have been or are planned to be built by Lessee as described in the Development Plan.  To the extent reasonably possible based upon the design and configuration of a mixed use project, the land area underlying exclusively commercial or retail uses will not constitute a portion of the Residential Lot to which it relates.  Lessor and Lessee agree to cooperate in a commercially reasonable manner to identify those areas of land underlying commercial and retail uses which are readily susceptible of being separated from residential uses to which they relate.

ARTICLE 2.  LEASE OF PREMISES

2.1           Lease.  Subject to the terms and conditions of this Article 2 and in consideration of the covenants of Lessee contained in this Lease, Lessor leases the Premises to Lessee, as of the Commencement Date set forth in Section 3.1, in an “AS IS” condition, including any and all defects, latent or otherwise existing as of the Commencement Date; SUBJECT, HOWEVER, to: (a) current taxes and assessments, reservations in patents and all rights-of-way, easements, covenants, conditions, restrictions, obligations, liens, encumbrances, and liabilities of record as of the date hereof; (b) all matters which an accurate survey or physical inspection of the Premises would disclose; and (c) all zoning and building code requirements and other governmental laws, rules, ordinances and regulations now or hereafter in effect.

2.2           Obligations and Contingencies Prior to Commencement Date.

(a)           Lessee’s Due Diligence.  On or before the date which is fifteen (15) days before the Commencement Date, Lessee shall obtain or waive its right to obtain the following with respect to the Premises:

(i)            Survey.  A survey (the “Survey”) of the Premises prepared by a licensed civil engineer satisfactory to Lessee. Lessor shall receive a copy of any Survey prepared by Lessee, or on its behalf, free of charge. The cost of the Survey shall be paid by Lessee.

(ii)           Preliminary Title Report.  A commitment for title insurance (the “Title Report”) insuring Lessee’s leasehold interest on the Premises. Lessor shall receive a copy of any Title Report prepared by or on behalf of Lessee free of charge. The cost of such Title Report shall be paid by Lessee.

(iii)          Environmental Site Assessment.  A Phase I environmental site assessment of the Premises (the “Environmental Report”). Lessor shall receive a copy of any Environmental Report prepared by or on behalf of Lessee free of charge. The cost of the Environmental Report shall be paid by Lessee.

(b)           Right of Review and Cancellation.  Lessee shall have fifteen (15) days following receipt of the Survey, the Title Report, and the Environmental Report (the “Review Period”) in which to review and to give Lessor written notice of any objection of Lessee to any matter disclosed by the Survey, the Title Report, or the Environmental Report. If Lessee does not object to a matter disclosed by the Survey, the Title Report, or the Environmental Report within the Review Period, such matter shall be deemed to have been approved by Lessee.  If Lessee gives notice of objection as to any such matter within the Review Period, Lessor shall have the option to immediately cancel the Lease, or if Lessor elects (without, however, Lessor having any obligation to do so), Lessor shall have a reasonable time period (the “Cure Period”) following receipt of notice of objection from Lessee, not to exceed 90 days, to attempt to eliminate, cure, or otherwise remediate, at Lessor’s cost, such disapproved matters.  Notice of Lessor’s election to terminate or to attempt to cure shall be given to Lessee within fifteen (15) days following receipt of Lessee’s notice of objection, with Lessor’s failure to give any such notice being deemed an election by Lessor to attempt to cure.  If Lessor elects to cure, Rent shall be abated until such objection is cured to Lessee’s satisfaction. If, however, Lessor does not eliminate, cure or otherwise remediate the disapproved matters within the Cure Period, Lessee’s sole and exclusive remedy shall be to cancel this Lease by giving written notice of cancellation to Lessor on or before expiration of the Cure Period. If Lessee does not elect to cancel on or before expiration of the Cure Period, Lessee shall be deemed to have elected to waive any uncured matters, and the Lease shall continue in full force and effect, subject to all of the matters disclosed by the Survey, the Title Report and the Environmental Report.

(c)           Contingencies.  Lessee’s obligations under the Lease are subject to the condition that if Lessee, at its sole cost, is unable, within thirty (30) days of the Commencement Date, to obtain a standard coverage leasehold policy of title insurance issued by a recognized, reputable local title company in the amount of $20,000,000, insuring Lessee that, as of the Commencement Date, the leasehold interest in the Premises created pursuant to this Lease is vested in Lessee, subject only to (i) the usual printed exceptions and exclusions contained in such title insurance policies; (ii) the matters disclosed by the Survey and the Title Report which have been approved (or deemed approved) as provided above; and (iii) any other matters approved in writing by Lessee, then Lessee may, at Lessee’s option, terminate this Lease by submitting written notice thereof to Lessor, such notice to accompanied by an explanation detailing the basis of such determination by Lessee.

2.3           Lessee’s Inspection of the Premises.  Subject to the terms and conditions set forth in Section 2.2 above, Lessee acknowledges that Lessee has inspected the Premises to Lessee’s complete satisfaction, observed its physical characteristics and existing conditions, the operations thereon and on adjacent areas, and Lessee hereby waives any and all objections to, complaints about, or claims regarding (including, but not limited to, federal, state or common law based actions and any private right of action under state and federal law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, and any state or local equivalent, to which the Premises is or may be subject) the Premises and its physical characteristics and existing conditions, including, without limitation, subsurface soil and water conditions and solid and hazardous waste and hazardous substances on, under or adjacent to the Premises.  Lessee further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Premises and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of hazardous substances or other contaminants, may not have been revealed by its investigation. Lessor is hereby released from all responsibility and liability regarding the operation, condition (including the presence in the soil, air, structures, and surface and subsurface waters of materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Premises under current or future federal, state and local laws and regulations), valuation or utility of the Premises, or its suitability for any purpose whatsoever. Lessee expressly acknowledges that Lessee has not relied on any warranties, promises, understandings or representations, express or implied, oral or written, of Lessor or of any agent of Lessor, relating to the Premises, except as specifically set forth in this Lease.

2.4           Covenant of Quiet Enjoyment.  Lessor covenants that so long as Lessee shall perform the obligations of Lessee contained in this Lease and shall not be in default in the performance of any of such obligations, Lessor shall take no act or fail to take any action that would deny Lessee and its permitted sublessees, licensees, successors and assigns the right to freely, peaceably, and quietly have, hold and enjoy full and exclusive use and enjoyment of the Premises.

2.5           Lessor’s Access to Premises.

(a)           General Access.  Lessor and its agents, at all reasonable times and upon notice to Lessee, shall have free and full access to the Premises for the purpose of examining or inspecting the condition thereof, for the purpose of determining if Lessee is performing the covenants and agreements of this Lease, and for the purpose of posting such notices as Lessor may desire to protect the rights of Lessor, provided the exercise of such rights does not unreasonably interfere with Lessee’s development, use and enjoyment of the Premises.

(b)           Mineral Access.  During the Lease Term, Lessor shall not have the right to grant subleases or mineral leases or rights of entry to third parties to enter upon or use the Premises for purposes of exploration or production of the reserved mineral estate, without the prior written consent of Lessee, which consent Lessee may withhold in its sole and absolute discretion.

2.6           Ski Parcels.  Notwithstanding any other term or condition of this Lease, Lessee acknowledges that the Lessee’s interest in and to the property consisting of approximately 240 acres and described as the “Trust Lands Property” in that certain Amended and Restated Lease Agreement No. 825 and Phased Development Agreement, dated of even date herewith (the “Phased Development Agreement”), to which Lessor and IRON MOUNTAIN ALLIANCE, INC. and IRON MOUNTAIN ASSOCIATES, LLC (collectively, “Iron Mountain”) are parties (the “Subject Property”) extends only to the “Ski Rights” (as defined in the Phased Development Agreement) therein. “Ski Rights” shall mean the access and use rights to open-space areas of the surface estate of the Subject Property, which shall be designated on the applicable “Preliminary Development Plans” (as defined in the Phased Development Agreement), and which shall be compatible with the purpose of the development contemplated thereunder, including without limitation the construction, operation, and maintenance of ski lifts and related improvements, ski trails, snowmaking equipment and related infrastructure, ski training and instruction facilities, first aid, medical, or ski patrol related facilities, or other facilities necessary and proper for skiing activities on or about the Subject Property and the “Ski Areas” (as defined in the Phased Development Agreement).

In this connection, Lessee acknowledges that Lessor is leasing the ski parcels described in Exhibit A, Part I, section II, together with approximately 240 acres to be excluded from the premises as described in Exhibit A, Part I, section I (collectively the “Ski Parcels”) to Iron Mountain, so that Iron Mountain may use density entitlements associated with the Ski Parcels for a development project located outside of the Premises in which both Lessee and Lessor have an independent interest, subject to and except for Lessee’s right to “Density Credits” as described in Section 2.0l(b) of the Development Agreement between Tenant and Iron Mountain dated September 18, 1997.

ARTICLE 3.  TERM

3.1           Commencement Date and Term.  The term of this Lease (the “Lease Term”) shall be for a period of eighty-one (81) years, commencing on July 1, 1998 (the “Commencement Date”) at 12:01 a.m., and continuing to 11:59 p.m. on that day which is eighty-one (81) years after the Commencement Date, subject to the terms and conditions set forth in this Lease which may permit or provide for an earlier termination.

3.2           Obligations on Lease Termination.  Upon the termination of this Lease for any cause whatsoever, Lessee shall immediately surrender peaceable possession of the Premises.

3.3           Holding Over.  If Lessee or any successor in interest of Lessee should remain in possession of the Premises after termination of the Lease Term without executing a new lease, then such holding over shall be construed as a tenancy from month-to-month, subject to all the covenants, terms, provisions and obligations of this Lease except for the provisions relating to the Rent payable hereunder, which Rent, during any holdover period shall be equal to two (2) times the amount of Rent otherwise calculated to be paid during the holdover period, together with all other sums owing to Lessor hereunder. Nothing contained herein shall be construed as Lessor’s permission for Lessee to hold over or as limiting Lessor’s remedies against a holdover lessee, and if the Premises are not surrendered at the end of the Lease Term, Lessee shall indemnify Lessor for, from and against any loss or liability resulting from delay by Lessee in so surrendering the Premises, including without limitation, any claims made by any succeeding Lessee based on such delay.

ARTICLE 4.  RENT

4.1           Base Rent.

(a)           Obligation to Pay Base Rent.  Lessee shall pay to Lessor for each Lease Year during the Lease Term, the sum of Sixty Thousand Dollars ($60,000), such amount, as adjusted from time to time as provided in Section 4.1(b), being referred to as the “Base Rent.” Base Rent shall be paid annually, in advance, on the first day of each Lease Year of the Lease Term, without any deduction or offset.  If the Lease Term commences on a day other than the first day of a Lease Year, then upon the commencement of the Lease Term, Lessee shall pay to Lessor, as Base Rent for the partial Lease Year, a pro rata portion on a per diem basis of the Base Rent payable for a full Lease Year.

(b)           Adjustments to Base Rent.  The Base Rent shall be adjusted every three years as set forth below. Commencing August 1, 2000, the Base Rent for the next three (3) calendar years shall be equal to the following, except that in no event shall the Base Rent for any three-year period be less than the Base Rent for the immediately preceding three-year period:

The Base Rent for the immediately preceding period, multiplied by a fraction, the numerator of which is the average CPI Index (as defined below) for the calendar year preceding the year in which the adjustment is made and the denominator of which is the average CPI Index for the year in which the term of the Lease commenced, or the year in which the most recent adjustment was made hereunder, as applicable. For purposes of this Lease, “CPI Index” means the Consumer Price Index, published by the U.S. Bureau of Labor Statistics, All Urban Consumers, Western Region Average, All Items
(1982-84=100). If, on an adjustment date, the CPI Index does not exist in any format described in this Lease, Lessor shall substitute any official index published by the Bureau of Labor Statistics or any successor thereto, or similar governmental agency, which is then in existence and which is then most nearly comparable to the CPI Index.

(c)           Base Rent Not In Lieu of Other Rent Obligations.  Lessee’s obligation to pay the Base Rent shall be in addition to, and not in lieu of, the payment obligations of Lessee under Sections 4.2 and 4.3.

4.2           Development Parcel Interim Rent.

(a)           Obligation to Pay Development Parcel Interim Rent.  Lessee shall pay to Lessor for each Lease Year during the Lease Term, the sum of Seventy Five Thousand Dollars ($75,000.00), such amount, as adjusted from time to time as provided in Section 4.2(b), being referred to as the “Development Parcel Interim Rent.” Development Parcel Interim Rent shall be paid in annual installments in advance on the first day of each Lease Year of the Lease Term, without any deduction or offset.  If the Lease Term commences on a day other than August 1st, then upon the commencement of the Lease Term, Lessee shall pay Lessor, as Development Parcel Interim Rent for the partial Lease Year, a pro rata portion on a per diem basis of the Development Parcel Interim Rent payable for a full Lease Year.

(b)           Adjustments to Development Parcel Interim Rent.  At such time as Lessee has completed construction of improvements in accordance with the Development Plan on fifty (50) percent of the Base Density within the Development Parcel, the Development Parcel Interim Rent shall be reduced to Twenty Five Thousand Dollars ($25,000.00) per year.  At such time as Lessee has completed construction of improvements in accordance with the Development Plan on ninety (90) percent of the Base Density, the Development Parcel Interim Rent shall be reduced to One Hundred Dollars ($100.00) per year.  At such time as Lessee has completed construction of improvements in accordance with the Development Plan on one hundred (100) percent of the Base Density, Lessee’s obligation to pay Development Parcel Interim Rent shall cease.  In the event that Lessee fails to complete construction of improvements in accordance with the Development Plan on fifty (50) percent of the Base Density within the Development Parcel by August 1, 2006, the Development Parcel Interim Rent shall be adjusted on that date and thereafter in the same manner as provided in Section 4.1(b) hereof. The determination of the percentage of completed construction within the Development Parcel shall be made annually on the first day of each Lease Year. As used in this subsection, the term “Base Density” shall mean Base Density, as reduced with Lessor’s approval pursuant to Section 5.1 hereof.

(c)           Development Parcel Interim Rent Not In Lieu Of Other Rent Obligations.  Lessee’s obligation to pay Development Parcel Interim Rent shall be in addition to, and not in lieu of, the payment obligations under Sections 4.1 and 4.3.

4.3           Percentage Rent.  Lessee shall pay to Lessor percentage rent on the Gross Receipts generated within the Development Parcel. For purposes of this Section 4.3, any commercial use, activity or business operated on a Residential Lot shall be deemed to be a Commercial Lot, and shall be included as though it were a Commercial Lot in the calculation of percentage rent, notwithstanding that the title to the Residential Lot may have been conveyed to Lessee or third parties. Lessee acknowledges that it is repsonsible for paying percentage rent on the Gross Receipts arising from or in connection with all commercial activities conducted by itself or third parties within any Improved Lot, whether or not such lot has been conveyed to Lessee or any third party. The amount of percentage rent shall be calculated, reported and paid for each specific parcel on a separate basis, as follows:

(a)           Obligation to Pay Development Parcel Minimum Percentage Rent.  For each Commercial Lot, Lessee shall pay to Lessor during each Lease Year, a sum equal three (3) percent of the Gross Receipts from such Commercial Lot, as projected by Lessee in accordance with Section 4.3(a)(i), such amount, as adjusted from time to time as provided in Section 4.3(a)(i), being referred to as “Development Parcel Minimum Rent.” The Development Parcel Minimum Percentage Rent for each Commercial Lot shall be paid in quarterly installments, in advance, on the first day of each Quarter of the Lease Term and, except as provided in Section 4.3(b)(i), shall be paid without any deduction or setoff.

(i)            Projected Gross Receipts.  As and when Commercial Activities are fully permitted for operation at locations within the Development Parcel (“Commercial Activity”) in accordance with applicable laws, ordinances, rules and regulations, Lessee will prepare and deliver to Lessor, in writing, a five (5) year projected Gross Receipts range for each Commercial Activity operated within the Development Parcel. For the first five (5) years after the commencement of a Commercial Activity Lessee shall pay to Lessor a sum equal to three (3) percent of the lowest level of Lessee’s projected Gross Receipts. The Development Parcel Minimum Percentage for each Commercial Activity shall be adjusted every five (5) years thereafter to a sum equal to three (3) percent of the average Gross Receipts from each Commercial Activity for the preceding five (5) years.

(b)           Obligation to Pay Development Parcel Percentage Rent.  For each Commercial Activity, Lessee shall pay to Lessor during each Lease Year, a sum equal to three (3) percent of the Gross Receipts from such Commercial Activity, less the amount of Development Parcel Minimum Percentage Rent paid by Lessee during such Lease

Year from such Commercial Activity, such amount, as adjusted from time to time as provided in Section 4.3(b)(ii), being referred to as “Development Parcel Percentage Rent.”. The Development Parcel Percentage Rent for each Commercial Activity shall be computed each Quarter, and within sixty (60) days of the date such Quarter ends, Lessee shall pay to Lessor the amount by which the sum computed as the Gross Receipts from such Commercial Activity during that period exceeds the Development Parcel Minimum Percentage Rent paid by Lessee from such Commercial Activity for the same period.

(i)            Annual Adjustment.  Within ninety (90) days after the end of each Lease Year, Lessee shall determine the amount of Lessee’s Gross Receipts for each Commercial Activity during that Lease Year and the amounts payable to Lessor as Development Parcel Minimum Percentage Rent and as Development Parcel Percentage Rent for each Commercial Activity for that Lease Year. If, based upon a separate calculation for each Commercial Activity, the total amount of Development Parcel Minimum Percentage Rent and Development Parcel Percentage Rent for each Commercial Activity owing for the Lease Year is greater than the total amount of Development Parcel Minimum Percentage Rent and Development Parcel Percentage Rent paid by Lessee for such Commercial Activity during the Lease Year, Lessee shall immediately pay the deficiency to Lessor, but in no event later than the ninetieth (90th) day after the end of that Lease Year. If, based upon a separate calculation for each Commercial Activity, the total amount of Development Parcel Minimum Percentage Rent and Development Parcel Percentage Rent paid by Lessee during a Lease Year exceeds the total amount of Development Parcel Minimum Percentage Rent and Development Parcel Percentage Rent required to be paid by Lessee for such Commercial Activity during such Lease Year, Lessee shall receive a credit equivalent to the excess, which shall be applied by Lessor to the next accruing payment or payments of either Development Parcel Minimum Percentage Rent or Development Parcel Percentage Rent due under the Lease for such Commercial Activity.

(ii)           Adjustment to Development Parcel Percentage Rent.  As of January 1, 2006 and continuing throughout the Lease Term, the Development Parcel Minimum Percentage Rent, the Development Parcel Percentage Rent, and the Commercial Activity Percentage Rent for each Commercial Activity shall be calculated based on five (5) percent of the Gross Receipts from such Commercial Activity.

(c)           Obligation to Pay Commercial Activity Percentage Rent.  Lessee shall pay to Lessor during each Lease Year, a sum equal to the three (3) percent of Gross Receipts arising from Lessee’s Commercial Activities at locations within the Development Parcel, excluding however, the Gross Receipts used in calculating the Development Parcel Minimum Percentage Rent and the Development Parcel Percentage Rent, such amount being referred to as “Commercial Activity Percentage Rent.” Commercial Activity

Percentage Rent shall be computed each Quarter, and within sixty (60) days of the date each Quarter ends, Lessee shall pay to Lessor the amount so computed.

(d)           Lessee Reports.  On or before the sixtieth (60) day following the end of each Quarter, Lessee agrees to submit to Lessor a written statement signed by Lessee and certified by Lessee to be true and correct, showing the amount of Gross Receipts during the preceding Quarter.  On or before the ninetieth (90th) day following the end of each Lease Year, Lessee agrees to submit to Lessor a written statement signed by Lessee and certified by Lessee to be true and correct, showing the amount of Gross Receipts during the preceding Lease Year.

(e)           Lessee Records.  Lessee agrees to keep full, complete and proper books, records and accounts of Gross Receipts normally examined and required to be kept by an independent accountant pursuant to accepted auditing standards in performing an audit of Gross Receipts. All such books, records and accounts shall be kept for a period of at least three (3) years following the end of each Lease Year. Within three (3) years after the end of the Lease Year, Lessor, its agents and employees, upon at least seven (7) days’ prior written notice, may examine and inspect all of the books and records relating to the Premises (including income tax returns) for the purpose of investigating and verifying the accuracy of any statement of Gross Receipts during the prior Lease Year.  Because Percentage Rent is payable by Lessee upon Gross Receipts arising from the commercial activities of third parties within the Development Parcel, lessee shall require all such third parties to maintain records of Gross Receipts in accordance with this paragraph, and to permit audits in accordance with Section 4.3(f).

(f)            Audit.  At any time within three (3) years after the end of a Lease Year, Lessor may cause an audit of Lessee’s business to be made for the purpose of verifying the accuracy of any statement of Gross Receipts during the prior Lease Year.  The audit shall be performed by a certified public accountant selected by Lessor, and Lessee agrees to make all records available for the audit at the Premises, unless Lessor agrees to a different location.  If the results of the audit show that Lessee’s statement of Gross Receipts for any period has been understated, then, within ten (10) days of the determination of such deficiency, Lessee shall pay any applicable deficiency to Lessor, together with interest thereon at the Default Rate provided in Section 4.5 from the date such payment should originally have been made until the date actually paid. If the results of the audit show that Lessee’s statement of Gross Receipts for any period has been understated by ten percent (10%) or more, then, within ten (10) days of the determination of such deficiency, Lessee shall also pay Lessor the cost of the audit.  Any claim by Lessor for revision of any statement of Gross Receipts or for additional Rent, which claim is not made to Lessee within three (3) years from the end of the Lease Year for which Gross Receipts or Rent is disputed, shall be deemed and hereby is waived by Lessor.  Any sublease established by Lessee shall contain provisions identical in all material respects to the foregoing enabling Lessor to audit the books and records of any sublessee.

(g)           Percentage Rent Not In Lieu of Other Rent Obligations.  Lessee’s obligation to pay Development Parcel Minimum Percentage Rent, Development Parcel Percentage Rent and Commercial Activity Percentage Rent shall be in addition to, and not in lieu of, the payment obligations of Lessee under Sections 4.1 and 4.2.

4.4           Additional Rent.  In addition to Rent, all other payments to be made by Lessee under this Lease shall be deemed “Additional Rent” and shall be due and payable on demand if no other time for payment is specified.

4.5           Payments by Lessor.  Upon ten (10) days prior written notice to Lessee, Lessor may pay any sum or do any act which Lessee has failed to do (however, Lessor shall have no obligation to do so), and Lessee agrees to pay Lessor, upon demand, all sums so expended by Lessor, together with interest at a rate (the “Default Rate”) equal to the lesser of (a) four (4) percentage points added to the prime lending rate of Zions First National Bank, as it varies from time to time, or (b) the maximum rate of interest permissible under the laws of the State of Utah from the date of expenditure until paid.  Such sum and interest shall also be deemed Additional Rent.

4.6           Net Lease.  This is a net lease and it is the intention of the parties that, except as otherwise provided or limited by the specific provisions of this Lease, Lessee shall be responsible for all costs and expenses of the ownership, development, maintenance, repair and operation of the Premises incurred or accrued during the Lease Term. Any present or future law to the contrary notwithstanding, this Lease shall not terminate, nor shall Lessee be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any Rent or any Additional Rent or other sum payable hereunder, nor shall the obligations of Lessee hereunder be affected, by reason of any damage to or destruction of the Premises or by any taking of the Premises or any part thereof by condemnation, except as provided in this Lease.

4.7           Interest on Past Due Obligations.  Any amount due to Lessor which is not paid when due and within any applicable notice and cure period shall bear interest from the original due date until paid at the Default Rate.

4.8           Delinquent Rent Payment.  In the event Lessee is delinquent in making any rent payment as set forth herein, Lessee shall be obligated to pay a late fee of ten (10) percent of the amount due to cover the administrative costs incurred by Lessor in connection with such delinquent payment, which late fee shall be in addition to interest or other enforcement costs under this Lease.  The total amount of the delinquent rent payment plus the late fee shall bear interest at the Default Rate from the date of delinquency and shall continue until the entire amount (including the delinquent payment, the late fee and any accrued interest) is paid or until termination of the Lease with respect to that portion of the Premises with respect to which such delinquent payment was due. Unless Lessor agrees in writing to the contrary, Lessee shall not be relieved of its obligation to pay the late fee and interest accruing hereunder, even in the event Lessor has terminated the Lease with respect to that portion of the Premises with respect to which the delinquent payment was due.

ARTICLE 5.  DEVELOPMENT OF THE PREMISES AND
CONSTRUCTION OF LESSEE IMPROVEMENTS

5.1           Planning and Development.  Upon commencement of the Lease Term, Lessee shall proceed diligently to obtain final governmental approval of a comprehensive development plan and all necessary governmental permits and entitlements for development of the Premises in accordance with the Development Plan and the Development Schedule.  Lessee shall provide Lessor with copies of all filings made in connection with the planning and permitting process, and shall consult with Lessor concerning significant decisions and issues associated with such process. Lessee agrees not to propose or accept entitlement to a density of less than one million two hundred fifty thousand (1,250,000) square feet of developed space (the “Base Density”) within the Development Parcel without Lessor’s prior written consent, which shall not be unreasonably withheld or delayed.  Prior to Lessee’s acceptance and agreement with any local government entity regarding the final Development Plan, Lessee shall first receive Lessor’s written approval thereof, which approval shall not be unreasonably withheld or delayed.

5.2           Construction.

(a)           Development Plan.  Lessee shall provide Lessor with all development plans, applications for permits and licenses and any other material submitted to applicable governmental authorities relating to development within the Premises.

(b)           Construction.  All of the Lessee Improvements shall be constructed at the sole cost and expense of Lessee, in a first class workmanlike manner, and in accordance with the requirements of any and all laws, ordinances and regulations applicable thereto, including zoning and building code requirements of any municipal or other governmental agency having jurisdiction over the Premises at the time said Lessee Improvements are constructed and including the Americans with Disabilities Act of 1990 (the “ADA”).

(c)           Bonds.  In connection with any construction on the Premises, Lessee shall provide to Lessor, at Lessee’s expense, such payment, performance, and completion bonds as Lessor may reasonably request from time to time.

5.3           Alterations.  In addition to the construction of Lessee Improvements by Lessee, at any time and from time to time during the Lease Term, Lessee, at its sole cost and expense, may demolish, replace and make additions and alterations to the Lessee Improvements now or hereafter located on the Premises, as Lessee determined appropriate, provided that (a) all such additions and alterations shall be constructed of new, high quality materials in a first class workmanlike manner; (b) all required approvals of such construction shall have been obtained from the governmental authorities and utilities having jurisdiction thereof; and (c) Lessee has complied with the provisions of Section 5.4 with respect thereto.

5.4           Plans and Specifications; Contractors.  All construction of Onsite Improvements, and all alterations and additions thereto, shall be done in compliance with and pursuant to detailed plans, drawings and specifications and by duly licensed and reputable contractors.

5.5           Ownership and Removal of Lessee Improvements.  All Lessee Improvements, and all alterations and additions thereto constructed by or on behalf of Lessee shall be and remain the exclusive property of Lessee during the term of this Lease.  Notwithstanding the foregoing, any Lessee Improvements constituting real property may only be removed with the written consent of Lessor, which consent shall not be unreasonably withheld. Upon the expiration of this Lease, all such Lessee Improvements, except to the extent such Lessee Improvements have been sold or mortgaged pursuant to the terms of this Lease, and all alterations and additions thereto, shall become the property of Lessor, and Lessee, or those holding under or through Lessee, shall have no rights with respect thereto.  This Section is not intended to include (a) improvements which are sold prior to the termination of this Lease as part of a Public Lot or a Residential Lot, or (b) personal property, including any machinery or equipment placed upon or attached to the Premises which is susceptible of being removed.

5.6           Demolition of Existing Improvements.  Any existing improvements, trees and plants located on the Premises may be demolished and/or removed by Lessee, subject to applicable laws, rules and regulation governing the removal of such items from the Premises.

5.7           Development at Lessee’s Expense.  Lessee shall bear all expenses in connection with the design, pre-development, development, improvement, construction, alteration and repair of the Premises and all Lessee Improvements thereon and shall indemnify, defend and hold Lessor Indemnitees and the Premises harmless therefrom.

5.8           Marketing.  Throughout the term of this Lease, Lessee shall fund and sustain the Marketing Plan so as to effectively present the Residential Lots and Public Lots for sale, together with single family homes, condominiums, town homes, timeshare interests or other residential and mixed use-type developments that may have been constructed by Lessee thereon, to the public. In the event market conditions dictate, Lessee shall revise, and if necessary, upgrade the marketing plan to address existing conditions. Lessee will consult with Lessor at least annually regarding its marketing plan and shall provide a copy of its marketing plan to Lessor to be held as a “business confidential” record by Lessor.  Lessee shall provide Lessor with an annual summary report regarding commercial activities on the Premises.

5.9           Notice.  Prior to demolition or removal of any existing improvements or to grade the Premises, and before the commencement of any work of construction of any improvement on the Premises, Lessee shall give to Lessor thirty (30) days’ prior written notice thereof, specifying the nature and location of the intended work and the expected date of commencement thereof.

5.10         Mechanics’ Liens.

(a)           Lessee Is Not Lessor’s Agent.  The parties agree, and notice is hereby given, that Lessee is not the agent of Lessor for the construction, alteration or repair of any Lessee Improvements, the same being done at the sole direction and expense of Lessee. All contractors, materialmen, mechanics, and laborers are hereby charged with notice that they must look only to Lessee for the payment of any charge for work done or material furnished on the Premises during the Lease Term. Lessee shall have no right, authority or power to bind Lessor or any interest of Lessor for the payment of any claim for labor or material, or for any charge or expense, incurred by Lessee as to improvements, alterations or repairs on or to the Premises, and Lessee shall post notices on the Premises during all construction work of any nature whatsoever that Lessor is not responsible for any material and labor used on the Premises.

(b)           Covenant Against Mechanics’ Liens.  Lessee shall not suffer or permit to be enforced against the Premises, or any part thereof, and shall indemnify and hold Lessor and the Premises harmless for, from, and against (i) any mechanic’s, materialman’s, contractor’s or subcontractor’s liens arising from any construction, repair, restoration, replacement, or improvement done by or on behalf of Lessee, and (ii) any claim for damage growing out of the work of any construction, repair, restoration, replacement, or improvement done by or on behalf of Lessee. Lessee shall pay or cause to be paid all of such liens, claims, or demands before any action is brought to enforce the same against the Premises. If Lessee shall in good faith contest the validity of any such lien, claim, or demand, then Lessee shall, at its expense, defend itself and Lessor against the same and shall pay and satisfy any adverse judgment that may be rendered thereon prior to execution thereof and in the event of any such contest Lessee shall at the request of Lessor provide such security and take such steps as may be required by law to release the Premises from the effect of such lien.

(c)           In the event Lessee fails to satisfy or otherwise have removed any mechanics liens or similar liens or claims within a reasonable period following a request by Lessor, then Lessor may satisfy such claims directly and Lessee shall reimburse Lessor therefor upon demand.

5.11         Grant of Easements; Restrictive Covenants.  In connection with the development of the Premises, provided Lessor shall have the right to approve of any documents evidencing the items set forth below, Lessor agrees to:

(a)           Easements.  Join with Lessee in granting to public entities or public service corporations, for the purpose of serving only the Premises and as contemplated by the Development Plan, reasonable easements on, under, or over the Premises for telephone, electricity, water, natural gas, cable, sanitary or storm sewers or both, drainage facilities, and for other utilities; and

(b)           Restrictive Covenants.  Consent to or join with Lessee in granting or otherwise subjecting portions of the Premises to such covenants, conditions, restrictions and reciprocal easements as are reasonably necessary or appropriate in connection with the development of the Premises and contemplated by the Development Plan, including, without limitation, the Covenants, which Lessor must approve in writing prior to recording.

Lessee shall be required to prepare and record the Covenants, which Covenants shall specify that the property subject thereto shall be held, sold and conveyed subject to the Covenants, which Covenants shall be for the benefit of the Premises and for the purpose of enhancing and protecting the value, desirability and attractiveness of the Premises, and which Covenants shall be declared to run with the land and declared to be binding upon all parties having or acquiring any right, title or interest in the Premises, including heirs, successors, grantees and assigns of such parties.

ARTICLE 6.  DEVELOPMENT OF RESIDENTIAL UNITS

6.1           Sale of Residential and Public Lots.  Provided an Event of Default, as described in Section 17.1, has not occurred and is not continuing, and provided an event has not occurred which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, Lessee shall be allowed to purchase all Residential Lots and Public Lots within the Premises, subject to the following terms and conditions:

(a)           Restrictions on Sale.  The following restrictions shall apply to the sale of any portion of the Premises:

(i)            Lessee shall be allowed to purchase only Residential Lots and Public Lots;

(ii)           No purchase shall occur until (1) all the Pre-Development Improvements as defined in Section 1.18 have been constructed, or (2) Lessee has provided Lessor reasonable assurance that such Pre-Development Improvements will be constructed promptly following conveyance of the lot; this subsection (ii) being intended to allow for the financing of Pre-Development Improvements as part of a more comprehensive project.

(iii)          Any sale shall be through an escrow established pursuant to an escrow agreement with a title company mutually acceptable to Lessee and Lessor, and such escrow agreement shall provide, among other things, that all purchase price due to Lessor (as set forth in Section 6.1(b) below) shall be paid to Lessor immediately upon the closing of such sale.

(iv)          Lessee shall be entitled to purchase Residential Lots and/or Public Lots upon at least 90 days prior written notice setting forth the following information (the “Section 6.1 Notice”):

1.  A legal description of the parcel(s) to purchased, including an ALTA survey of the parcel prepared by a licensed surveyor;

2.  A certification that all necessary permits, licenses and approvals for the development of the parcel(s) in accordance with the Development Plan have been obtained from applicable governmental agencies, boards and bodies;

3.  A description of the utilities and other off site improvements required pursuant to the approvals referenced in Subsection 2 above;

4.  The time and place of the proposed closing; and

5.  Lessee’s initial proposal as to the Fair Market Value of the parcel to be established under Section 6.4 hereof.

(b)           Percentage Payments.  Upon the close of escrow in connection with the sale of any Residential Lot or Public Lot, Lessee shall pay to Lessor in cash purchase price equal to twenty five (25) percent of the Fair Market Value of such Residential Lot or Public Lot, determined in the manner described in Section 6.4 hereof.

6.2           Construction of Improvements on Residential and Public Lots.  No home, condominium project, mixed use development or other structure or improvement shall be constructed on any Residential or Public Lot until a fee patent deed has been issued from Lessor with respect to such lot.

6.3           Lessee to Pay All Costs.  Lessee shall pay any and all costs with respect to the development of the Residential and Public Lots and Common Area Amenities and public improvements, including, without limitation, any and all costs, fees and assessments incurred with respect to the Covenants or any owners association, and Lessee shall fully indemnify and hold harmless the Lessor Indemnitees from any claims or causes of action with respect to such costs, fees and assessments.  Lessee shall not allow any lien or encumbrance to attach to any portion of the Premises with respect to such costs, fees and assessments and shall immediately take such action as may be reasonably necessary to remove any such lien or encumbrance from any Premises.

6.4           Determination of Fair Market Value.  (a) In connection with the sale of any Residential Lot or Public Lot to Lessee or a Lessee Affiliate, the Fair Market Value shall be deemed to be the higher of (i) the pre-construction land value of such lot based upon the density of the project to be developed on such lot described in Section 6.1 Notice, or (ii) the pre-construction land value of such lot based upon the total acreage of such lot (“Valuation Criteria”).  Fair Market Value shall be determined based upon the value of the undeveloped land, not including any value attributable to improvements to be constructed on the site by Lessee, but attributing value to the Pre-Development Improvements assuming (1) the Pre-Development Improvements are completed if such improvements have not then been completed, or (2) acknowledging that such improvements have been completed if they have been completed as of the date of determination.  The determination of Fair Market Value shall take into consideration the contemplated use of surrounding areas within the Premises; the risk, capital requirements and historical success rates of similarly situated development programs; zoning and density entitlements for the lot and the lots location within the resort complex.  Fair Market Value shall be a fair and appropriate balance of these factors.

The determination of the Fair Market Value shall be made by mutual agreement of Lessor and Lessee within thirty (30) days of the date of the Section 6.1 Notice. If Lessor and Lessee are unable to mutually agree upon the Fair Market Value of such lot, the Fair Market Value thereof shall be determined by an independent MAI appraiser mutually acceptable to Lessor and Lessee.  Lessor and Lessee may alter or adjust the appraised value by mutual agreement.  If no single appraiser is agreed upon by Lessor and Lessee within ten (10) days after (a) the parties have agreed to use an appraiser or (b) the expiration of the 30-day period for reaching mutual agreement (the “Single Appraiser Deadline”) then, the Fair Market Value shall be determined by a majority action of three independent MAI appraisers with expertise in appraising property similar to the Premises as being developed in accordance with the Development Plan. One such appraiser shall be selected by the Lessor, one such appraiser shall be selected by Lessee, and the third appraiser shall be chosen by the mutual consent of the first two appraisers. If either the Lessor or Lessee fails to name and secure the services of the appraiser within ten (10) days after the Single Appraiser Deadline, the appraisal shall be made solely by the appraiser(s) then named by either party. The third appraiser shall be chosen within ten (10) days after both the Lessor and Lessee have selected their respective appraiser. In the event the two appraisers are unable to agree upon appointment within such ten (10) day period, on behalf of both, one appraiser may request appointment of a third appraiser by any United States District Court judge for the district in Utah in which the Property is situated, or by the presiding Utah State Court judge sitting in or for the unincorporated portion of Summit County, Utah, acting in his individual, not judicial, capacity. Upon the failure, refusal or inability of any appraiser to act, a new appraiser shall be appointed in his place and stead, which appointment shall be made in the same manner as provided above for the appointment of the appraiser by a judge. For purposes of establishing Fair Market Value, the average of all the appraisals shall be deemed the Fair Market Value if the highest and lowest appraisals do not deviate more than fifteen (15) percent from the median appraisal. If the highest or lowest appraisal deviates from the median appraisal by more than fifteen (15) percent, such appraisal shall be ignored and the remaining two appraisals shall be averaged to establish the Fair Market Value. If both the highest and lowest appraisals deviate from the median appraisal by more than fifteen (15) percent, they shall both be disregarded and the median appraisal shall serve as the Fair Market Value. The appraiser or appraisers shall apply such methods of valuation as they deem appropriate and reasonable under the circumstances to determine the Fair Market Value based upon the Valuation Criteria. Each party to the appraisal shall pay the fees and expenses of the appraiser selected by such party and the fees and expenses of the third appraiser shall be born equally by Lessor and Lessee. The appraisals of all appraisers shall be completed within thirty (30) days after the appointment of the last appraiser.

(b)           In the event construction of the project described in the Improvement Documents has not commenced within twenty-four (24) months following the sale and conveyance of the Residential Lot or Public Lot, then the purchase price for the Residential Lot or Public Lot shall be re-evaluated at such time as construction of the project commences using the same process set forth in subsection (a) above for the initial determination. Any increase in purchase price shall be paid to Lessor upon closing of the Lessee’s construction financing for the project.

6.5           Lot Densities.  Lessee agrees to develop the Premises such that the lot densities will be as set forth in the Development Plan, as modified from time to time in accordance with the terms hereof. Lessor further agrees that any lot density entitlements associated with those parcels of the Premises described in Exhibit A, Part I, Subsection I shall be available to Lessee for use in its development activities.

6.6           Conveyance of Title.  Subject to the terms and conditions of this Lease, and upon receipt of the percentage payment described herein, Lessor shall, upon the closing of the escrow described in Section 6.1(a)(iv), deliver title to the Residential or Public Lot by state patent, subject to standard state reservations, to the grantee thereof.

6.7           Removal from Premises Upon Sale.  Upon the close of escrow and the issuance of a fee patent with respect to an Improved Lot, such Improved Lot shall be removed from the Premises and otherwise released from the terms and conditions of this Lease, except as otherwise expressly set forth herein.  Lessee acknowledges that, notwithstanding the issuance of a fee patent with respect to an Improved Lot, it is required to pay percentage rent pursuant to Section 4.3 on all commercial activities occurring on such lot during the term of the lease.

6.8           Waiver or Modification.  Lessor, in its sole and absolute discretion, may waive or modify in writing any restrictions or requirements contained in this Article 6; provided, however, that such waivers or modifications shall be with respect to a specified Improved Lot and shall not constitute a waiver or modification of any restriction or requirement with respect to any other Improved Lot.

6.9           Public Lots.  Notwithstanding any provision of this Article 6 to the contrary, parks and roads required to be dedicated to public purposes may be acquired at no cost; provided, however, that each fee patent for such lands shall contain provisions for the automatic reversion of such lands to the State of Utah upon cessation of public use. Lessee shall not be entitled to obtain fee title to any Public Lot within the Development Parcel for dedication to open space or conservation purposes unless and until it has obtained full governmental approval of development equal to or in excess of the Base Density, or such lesser amount as is approved by Lessor pursuant to Section 5.1 hereof. Lessor shall, at the request of Lessee, grant conservation easements to qualified third-party conservation organizations on lands described in Exhibit A, Part I, Section I, other than lands within the Development Parcel; provided, however, that Lessor shall not be obligated to do so unless and until Lessee has obtained full governmental approval of development on the Development Parcel equal to or in excess of the Base Density, or such lesser amount as is approved by Lessor pursuant to Section 5.1 hereof. The grant of any conservation easement pursuant to this paragraph shall not terminate or reduce Lessee’s obligation to pay rent with respect to lands encumbered by such easement.

ARTICLE 7.  USE OF THE PREMISES

7.1           Use.  Lessee may use the Premises only for the uses contemplated by the Development Plan and for other uses reasonably incidental thereto. Lessee agrees not to conduct or permit to be conducted any public or private nuisance on or from the Premises. Lessee agrees not to permit or commit any waste of the Premises. Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty as to the present or future suitability of the Premises for any purpose or use whatsoever.

7.2           Observance of Governmental Regulations.  In Lessee’s use and occupancy of the Premises and the performance by Lessee of its rights and obligations under this Lease, Lessee shall fully comply with all laws, orders, rules, regulations, directives, ordinances and requirements of all governmental authorities having jurisdiction over Premises, or any part thereof, and Lessee shall pay all costs, expenses, liabilities, losses, fines, penalties, claims and demands including, without limitation, attorneys’ fees, that may in any way arise out of or be imposed because of the failure of Lessee to comply with such laws, orders, rules, regulations, directives, ordinances and requirements.

7.3           Right of Contest.  Lessee shall have the right to contest the validity of any laws, orders, rules, regulations, directives, ordinances and requirements in the manner and under the conditions provided in this Lease with respect to contesting the validity of taxes, assessments or other liens. During such contest, Lessee may refrain from complying therewith, provided that (a) Lessor is not subjected to criminal prosecution as a result thereof; (b) Lessor’s title to the Premises is not subject to lien or forfeiture as a result thereof; and (c) neither the Premises nor any rights or interest of Lessor are otherwise prejudiced or jeopardized thereby.

7.4           Environmental Compliance.

(a)           Restrictions on Hazardous Substances; Remedial Work.  Lessee shall not cause or permit any Hazardous Substance to be brought, kept or used in or about the Premises by Lessee, its officers, directors, owners, agents, employees, sublessees, assignees, contractors, subcontractors, invitees, or concessionaires except in commercial quantities not in violation of Applicable Environmental Law and similar to those quantities usually kept on similar premises by others in the same business or profession. Lessee, its officers, directors, owners, agents, employees, sublessees, assignees, contractors, subcontractors, invitees, or concessionaires shall store, use and dispose of such materials in compliance with all applicable federal, state and local laws, including, without limitation, Applicable Environmental Law.  If the presence of any Hazardous Substance on, in or under the Premises caused or permitted by Lessee, its officers, directors, owners, agents, employees, sublessees, assignees, contractors, subcontractors, invitees, or concessionaires results in any contamination of the Premises, Lessee shall promptly take all actions, at its sole expense, as are necessary to return the affected area to the condition existing prior to the introduction of any such Hazardous Substance, including, without limitation, any investigation or monitoring of site conditions or any clean up, remediation, response, removal, encapsulation, containment or restoration work required because of the presence of any such Hazardous Substance on, in or under the Premises or any release or suspected release or threat of release of any such Hazardous Substance in the air, soil, surface water or ground water (collectively, the “Remedial Work”). Lessee shall obtain all necessary licenses, manifests, permits and approvals to perform the Remedial Work. Lessee shall promptly perform all Remedial Work and the disposal of all waste generated by the Remedial Work in accordance with all Applicable Environmental Law.

(b)           Compliance with Applicable Environmental Law.  Without limiting the generality of the foregoing or any other provision of this Lease, Lessee shall be solely and completely responsible for insuring that the Premises and all activities thereon (including activities of Lessee, its officers, directors, owners, employees, agents, contractors, subcontractors, sublessees, assignees, licensees, and concessionaires) comply fully with Applicable Environmental Law, and for responding to, defending against and/or complying with any administrative order, request or demand relating to potential or actual contamination on the Premises, or third party claims (including the claims of current or future sublessees in the Premises, or other owners, lessees or sublessees of parcels adjoining or near the Premises) for Remedial Work or for the costs of any such Remedial Work or for the costs of any such Remedial Work which the third-party claimant has undertaken, whether such order, request, demand or claim names Lessor, Lessee or both, or refers to the Premises in any way. Lessee’s responsibility under this Section includes, but is not limited to, promptly responding to such orders, requests, demands and claims on behalf of Lessor and defending against any assertion of Lessor’s financial responsibility or individual duty to perform thereunder.

(c)           Indemnification.  Lessee shall indemnify, save harmless and defend Lessor and Lessor Indemnitees for, from and against any and all claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses (including, without limitation, diminution in value of the Premises and the Lessee Improvements, damages for the loss or restriction on use of rentable or usable space or of any amenity in the Lessee Improvements, damages arising from any adverse impact on marketing of space in the Lessee Improvements, and sums paid in settlement of claims, attorneys’ fees, consultants fees, expert fees and any fees and expenses incurred in enforcing this indemnity) incurred by, sought from or asserted directly or indirectly against any Lessor Indemnitee during or after the term of this Lease as a result of the presence of any Hazardous Substance on, in or under the Premises or any release of any Hazardous Substance into the air, soil, surface water or ground water, which Hazardous Substance was brought, kept or used in or about the Premises by Lessee, its officers, directors, owners, employees, agents, contractors, subcontractors, sublessees, assignees, licensees, and concessionaires, or as a result of a breach by Lessee of its obligations under this Section 7.4.  Lessee shall assume, pursuant to the foregoing indemnity, any liabilities or responsibilities which are assessed against any Lessor Indemnitee in any action described under Section 7.4(b) and under this Section 7.4(c).  Lessee shall promptly provide to Lessor copies of all communications, filings or other writings, photographs or materials given to or received from any person, entity or agency in connection with any cleanup or Remedial Work conducted by Lessee, and shall notify Lessor of, and permit Lessor’s representative to attend any meetings or oral communications relating thereto.

(d)           Survival.  The obligations of Lessee and the foregoing indemnities of Lessee set forth in this Section 7.4 shall survive the termination or expiration of this Lease.

ARTICLE 8.  REPAIRS AND MAINTENANCE

During the Lease Term, Lessee, at its sole cost and expense, shall keep and maintain all of the Lessee Improvements now or hereafter located on the Premises and all additions thereto, in good, first-class, attractive and safe condition and repair and shall make all necessary repairs, replacements and renewals, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary, in order to maintain such state of repair and condition; it being the intention of the parties that Lessor shall have no liability for any of the foregoing, that Lessor shall obtain possession of the Lessee Improvements at the end of the Lease Term, and that the Lessee Improvements will be in good repair and condition at said time, reasonable wear and tear excepted and insured casualty loss excepted. Lessee, at Lessee’s expense, shall be responsible for all improvements, additions, alterations, maintenance, and repairs necessary or appropriate such that the Premises and all Lessee Improvements thereon are in compliance with the ADA. Lessee waives any provisions of law that may require any duty of repair by Lessor or permit Lessee to make repairs at the expense of Lessor.

ARTICLE 9.  UTILITIES

During the Lease Term, Lessee agrees to pay, when due, and to indemnify, defend and hold Lessor, Lessor Indemnitees and the Premises harmless for, from and against any liability for all charges for water, sewer, gas, electricity, telephone, CATV, and all other utility services of every kind and nature supplied to and used on the Premises, including all connection fees and/or pending assessment charges. Any interruptions or impairments of utility services of any nature or in any manner whatsoever shall not affect any of Lessee’s obligations under this Lease unless caused by the negligence, recklessness, or willful misconduct of Lessor, its agents, contractors, or employees, in which case Rent shall be equitably abated during the period of the interruption or impairment based on the portion of the Premises that are not useable as a result of such interruption or impairment.

ARTICLE 10.  TAXES AND ASSESSMENTS

10.1         Payment of Taxes and Assessments.  Except as otherwise provided in Section 10.3, Lessee shall pay, prior to delinquency: (a) all taxes, assessments, levies, fees, fines, penalties and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are during the Lease Term, imposed or levied upon or assessed against (i) the Premises, (ii) any Rent or any Additional Rent or other sum payable by Lessee hereunder; (ii) this Lease, the leasehold estate hereby created or which arises in respect of the operation, possession or use of the Premises; and (b) all sales, transaction privilege, gross receipts or similar taxes imposed or levied upon, assessed against or measured by any Rent or other amounts payable to Lessor hereunder, but not income taxes. If Lessee fails to pay any of the foregoing before they become delinquent, Lessor, after notice to Lessee, may pay such delinquent taxes, assessments, levies, fees, fines, penalties and governmental charges, and all expenditures and costs incurred thereby shall be payable as Additional Rent hereunder within twenty (20) days after such notice to Lessee. Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments.

10.2         Prorations.  All ad valorem real estate taxes and personal property taxes which are due and payable in the first Lease Year and within one year after the expiration of the term of this Lease shall be prorated as of the date this Lease is executed and delivered by each of the parties or the date of expiration of the term of this Lease, whichever is applicable, on the basis of the fiscal year with respect to which such taxes are assessed, and assuming that such taxes are payable in arrears. Lessee shall be responsible for and shall pay the portion of such taxes relating to the periods beginning with the date of execution and delivery of this Lease through and including the expiration or earlier termination of this Lease.

10.3         Privilege of Contesting.  Upon at least ten (10) days prior written notice to Lessor and Lessee furnishing to Lessor such bonds or other security as determined and requested by Lessor, Lessee shall have the right to protest, contest, object to or oppose the legality or amount of any such taxes and assessments to be paid by Lessee hereunder.  In the event of any such contest, Lessee may defer payment of any such tax or assessment so long as the legality or the amount thereof is being so contested, diligently and in good faith; provided, however, that if at any time payment of the whole or any part thereof shall become necessary in order to prevent the termination by sale or otherwise of the right of redemption of any property affected thereby or to prevent physical eviction of either Lessor or Lessee because of nonpayment thereof, Lessee shall pay the same in order to prevent such termination of the right of redemption or such eviction. Any such contest shall be at the sole cost and expense of Lessee, and Lessee shall pay any costs or expenses incurred by Lessor as a result of any such contest.  Each refund of any tax, assessment, fee or charge so contested shall be paid to Lessee, and Lessor shall not, without prior approval of Lessee, make or enter into or finally agree to any settlement, compromise or any deposition of any contest or discontinue or withdraw any contest or accept any refund, other adjustment or credit of or from any such tax or assessment as a result of any contest. If there are any refunds of the taxes or assessment at the end of the Lease Term, the amounts will be prorated between Lessor and Lessee on the basis set forth in Section 10.2.  Any and all penalties and interest that become due as a result of any such contest shall be paid by Lessee.

ARTICLE 11.  INSURANCE AND INDEMNITY

11.1         Indemnity.  Lessor shall not be liable for and Lessee covenants and agrees to indemnify and save all Lessor Indemnitees entirely harmless for, from and against each and every claim, demand, liability, loss, cost, damage and expense, including, without limitation, attorneys’ fees and court costs, arising out of any accident or other occurrence causing injury to or death of persons or damage to property by reason of construction or maintenance of any Lessee Improvements, of any additions, alterations or renovations thereto, or due to the condition of the Premises or any Lessee Improvements thereon, or the use or neglect of the Premises and any Lessee Improvements by Lessee or any agent, employee, invitee, contractor, or customer of Lessee, or any other person, or otherwise occurring upon the Premises or any improvements thereon, including without limitation, claims for death, personal injury or property damage arising out of use of the Premises for skiing and other winter or summer recreational activities. Lessee further agrees to indemnify and save all Lessor Indemnitees and the interests of Lessor in the Premises entirely harmless for, from and against all claims, demands, liabilities, damages and penalties arising out of any failure of Lessee to comply with any of Lessee’s obligations under this Lease, including without limitation attorneys’ fees and court costs. These indemnities shall survive the expiration of this Lease or the earlier termination thereof. Lessor shall be entitled to participate in the defense of any third party claim and to employ counsel at its own expense to handle such claim. If Lessor assumes control of the defense of any such claim, then Lessee’s obligation of indemnification shall terminate.

11.2         Casualty Insurance.  Lessee will, at all times during the Lease Term and at the sole cost and expense of Lessee, keep all Lessee Improvements, equipment, and fixtures on the Premises insured for the benefit of Lessor and Lessee, as co-insureds, to the extent of one hundred percent (100%) of the full replacement cost thereof against such losses and in such amounts as Lessor shall determine from time to time in its sole discretion.

11.3         Liability Insurance.  Lessee, at the sole cost and expense of Lessee, shall at all times during the Lease Term, maintain in force an insurance policy or policies which will name Lessor and Lessee as additional insureds insuring against all liability resulting from injury or death occurring to persons in or about the Premises, with limits for each occurrence of not less than $5,000,000, combined single limit, with respect to personal injury, death and property damage. The original of such policy or policies shall remain in possession of Lessee; provided, however, that Lessor shall have the right to receive from Lessee, upon written demand, a duplicate policy or policies of any such insurance or certificates of insurance evidencing its status as additional insureds. Lessee shall also maintain and keep in force all employees’ compensation insurance on its employees, if any, required under the applicable worker’s compensation laws of the state in which the Premises are located.

11.4         Other Insurance.  Lessee, at the sole cost and expense of Lessee, shall at all times during the Lease Term, maintain in force such other and additional insurance policies as a prudent ground lessee or developer in the position of Lessee would maintain or as Lessor may reasonably require from time to time. Lessor shall be an additional insured on all such policies.

11.5         Policy Requirements.  All insurance policies required or otherwise provided and maintained under this Article 11 shall contain provisions to the effect that the insurance shall not be canceled or modified without thirty (30) days prior written notice to Lessor and that no modification shall be effective unless approved in writing by Lessor.  All such policies shall be issued by a commercially reasonable company or companies, responsible and authorized to do business in the state in which the Premises are located, or shall be insured through a self insurance program approved by applicable insurance regulatory authorities as Lessee shall determine, and shall be approved by Lessor.

11.6         Mutual Release of Subrogation Rights.  Without in any way limiting the applicability of Section 11.1, Lessee and Lessor each hereby release and relieve the other and the officers, directors, owners, shareholders, employees, agents and representatives of the other, and waive their entire right of recovery against the other and the officers, directors, owners, shareholders, employees, agents and representatives of the other, for loss or damage arising out of or incident to the perils insured against under this Article 11, which perils occur in, on or about the Premises, whether due to the negligence of Lessor or Lessee or their agents, employees, contractors, concessionaires and/or invitees, but only to the extent of insurance proceeds actually paid. Lessee shall, upon obtaining the policies of insurance required hereunder, give notice to and obtain waiver of subrogation agreements or endorsements from the insurance carrier or carriers concerning the foregoing mutual waiver of subrogation contained in this Lease.

ARTICLE 12.  DAMAGE AND DESTRUCTION

12.1         No Abatement of Rent.  No damage to or destruction of Lessee Improvements shall effect an abatement or reduction in rental, it being understood that this is a ground lease. Lessee waives any provisions of the law that may be to the contrary.

12.2         Damage or Destruction.  If any Lessee Improvements are damaged or destroyed during the Lease Term by any casualty which is required to be covered by a policy of insurance to be maintained pursuant to Article 11, Lessee shall repair and/or rebuild the same so that the repaired or rebuilt Lessee Improvements shall have at least the same values as such Lessee Improvements immediately prior to such damage or destruction, such construction to be undertaken and completed in accordance with the requirements of Article 5.  In no event whatsoever shall Lessor be required to repair, replace, or restore any Lessee Improvement as a result of any such damage or destruction.

12.3         Termination by Lessee.  If the Lessee Improvements are damaged or destroyed by fire or other casualty covered under Lessee’s casualty insurance policy at any time during the last three (3) years of the term of this Lease or damaged or destroyed by casualties not required to be included in the coverage under Lessee’s casualty policy and the cost of repairing or rebuilding such Lessee Improvements exceeds fifty percent (50%) of the full replacement value thereof, Lessee, by giving written notice to Lessor within sixty (60) days after the occurrence of such damage or destruction and by removing, if requested by Lessor and approved by any permitted mortgagee, any damaged Lessee Improvements and leveling and grading that portion of the Premises underlying such removed Lessee Improvements, may elect to terminate this Lease with respect to that portion of the Premises underlying such removed Lessee Improvements.  Not withstanding anything contained in this Lease to the contrary, in the event of a termination of the Lease pursuant to this Section 12.3, and after available insurance proceeds have been used to pay off any existing leasehold mortgages on the Premises, the balance of any insurance proceeds payable to Lessee shall be divided between Lessor and Lessee equitably in a manner reflecting the respective values of Lessor’s reversionary interest in the Premises and Lessee Improvements thereon and Lessee’s leasehold interest (after paying the holder of any permitted encumbrance on Lessee’s leasehold estate).

ARTICLE 13.  CONDEMNATION

13.1         Eminent Domain; Cancellation.  If the Premises are taken by any entity with the power of eminent domain (a “Condemning Authority”) or if the Premises are conveyed to a Condemning Authority by a negotiated sale, or if part of the Premises is so taken or conveyed such that the use of the remaining Premises is materially interfered with, or such that the Lessee

Improvements cannot be rebuilt so that upon completion Lessee may again use the Premises without substantial interference, Lessee may terminate this Lease by giving Lessor written notice at any time after the occurrence of any of the foregoing and such termination shall be effective as of the date of the transfer to the Condemning Authority. If this Lease is terminated pursuant to this Section 13.1, Lessor shall refund to Lessee any Rent prepaid beyond the effective date of termination.

13.2         Partial Takings.  If part of the Premises or any of the Lessee Improvements are taken or conveyed without substantially interfering with the use of the Premises, this Lease shall not terminate and rent shall not abate.  In such event, Lessor shall receive the portion of the award attributable to the value of the fee title estate taken, and Lessee shall receive all remaining awards and other compensation or sums, and Lessee shall apply all such amounts it received to the extent necessary to pay the cost of restoring the Lessee Improvements and/or the Premises so as to be suitable for Lessee’s use and obligations on the Premises.

13.3         Basis of Awards.  All payments made for any taking or conveyance of the land as described in this Article 13 shall be paid to Lessor and Lessee hereby agrees that it shall have no claim to any such awards for any damage to its leasehold estate, except as may be provided by the law of the state in which the Premises are located.

ARTICLE 14.  ASSIGNMENT

14.1         Prohibition Against Assignment.  Lessor and Lessee acknowledge that Lessor has entered into this Lease because of the unique development experience and abilities, planning skills and marketing expertise of Lessee. As a result, Lessee shall not have the right to assign all or part of this Lease without Lessor’s prior written consent, which consent shall not be unreasonably withheld, and any attempted assignment shall be null and void, shall constitute an immediate default under this Lease, and shall, at Lessor’s election, result in the immediate termination of this Lease. Notwithstanding the foregoing, Lessee agrees that Lessor, in determining whether to consent to any proposed assignment, may reasonably consider the proposed assignee’s development experience and abilities, planning skills, marketing expertise and ski area operating expertise and may refuse to consent to such assignment if, in the Lessor’s reasonable opinion, the proposed assignee lacks the necessary experience, skills, abilities or expertise to adequately perform Lessee’s obligations under this Lease. This Section 14.1 shall not prohibit an assignment of this Lease to any entity 80% of the capital or voting interests of which are owned by American Skiing Company. This clause shall not apply to any sale of all or substantially all the assets of American Skiing Company.

ARTICLE 15.  LESSOR/LESSEE FINANCING

15.1         Lessor’s Right to Mortgage.  Lessor shall have the right to encumber its interest in the Premises by one or more mortgages, deeds of trust, assignments of rents and leases, security agreements or otherwise (a “Lessor Mortgage”); provided, however, any such Lessor Mortgage shall provide that, so long as Lessee is not in default under this Lease, then this Lease and Lessee’s leasehold interest shall not be disturbed by any such Lessor Mortgage.

15.2         Attornment.  If the holder of any Lessor Mortgage shall hereafter succeed to the rights of Lessor under this Lease, then at the option of such successor, Lessee shall attorn to and recognize such successor as Lessee’s lessor under this Lease, and shall promptly execute and deliver any instrument that may be necessary to evidence such Attornment.

15.3         Lessee’s Right to Mortgage.  Provided Lessee is not in default under this Lease, and subject to the terms and conditions set forth in this Lease, Lessee shall have the right to encumber its leasehold interest by one or more mortgages, deeds of trust, security agreements or otherwise (a “Leasehold Mortgage”); subject, however, to the limitations set forth in this Article 15.  Any such Leasehold Mortgage shall be subject and subordinate to the rights of Lessor under this Lease and any holder of such Leasehold Mortgage shall execute a subordination and attornment agreement in a form acceptable to Lessor.

15.4         Notice to Lessor of Leasehold Mortgage.  No holder of a Leasehold Mortgage on this Lease shall have the rights or benefits set forth in this Article 15, nor shall the provisions of this Article 15 be binding upon Lessor, unless and until a copy of the fully executed Leasehold Mortgage and of each assignment thereof shall have been delivered to Lessor, notwithstanding any other form of notice, actual or constructive.

15.5         Leasehold Mortgagee Protection.  If Lessee shall enter into a Leasehold Mortgage pursuant to this Article 15, then so long as any such Leasehold Mortgage shall remain unsatisfied of record, the following provisions shall apply:

(a)           Notice of Default.  Lessor, upon serving upon Lessee any notice of default under this Lease, shall also serve a copy of such notice upon the holder of such Leasehold Mortgage, at the address provided for in Section 15.5(f).

(b)           Right to Cure.  Any holder of such Leasehold Mortgage, in case Lessee shall be in default under this Lease, shall, within the time period and otherwise as herein provided, have the right to remedy such default, or cause the same to be remedied, and Lessor shall accept such performance by or at the instance of such holder as if the same had been made by Lessee.

(c)           No Default.  For purposes of this Article 15, no event of default shall be deemed to exist if the default is with respect to the performance of work, or of acts to be performed, or of conditions to be remedied, if steps shall, in good faith, have been commenced within the time permitted therefor to rectify the same and shall be prosecuted to completion with diligence and continuity.

(d)           Leasehold Mortgagee Foreclosure.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an event of default (including, without limitation, the occurrence of the events of default specified in Sections 15.5(b) and (c)), other than a default with respect to the payment of money, Lessor shall take no action to terminate the Lease without first giving the holder of such Leasehold Mortgage written notice thereof and a reasonable time thereafter within which either (i) to obtain possession of the Premises (including possession by a receiver); or (ii) to institute, prosecute and complete foreclosure proceedings or otherwise acquire Lessee’s interest under this Lease; so long as such holder cures all defaults then reasonably susceptible of being cured by such holder. Provided, however, that: (i) such holder shall not be obligated to continue such possession or to continue such foreclosure proceedings after such defaults have been cured; (ii) nothing herein contained shall preclude Lessor from exercising any rights or remedies under this Lease with respect to any other default by Lessee during the pendency of such foreclosure proceedings; and (iii) such holder shall agree with Lessor in writing to comply during the period of such forbearance with such of the terms, conditions and covenants of this Lease as are reasonably susceptible of being complied with by such holder.

(e)           Termination of Lease.  In the event this Lease is terminated pursuant to the terms hereof prior to the expiration of the Lease Term, Lessor shall serve upon the holder of such Leasehold Mortgage written notice that the Lease has been terminated together with a statement of any and all sums which would at that time be due and owing under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Lessor.  Such holder shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions:

Upon written request of the holder of such Leasehold Mortgage, within thirty (30) days after service of such notice that this Lease has been terminated, Lessor shall enter into a new lease with such holder, or its designee, provided such new lease shall be: (i) entered into at the reasonable cost of the new lessee thereunder; (ii) effective as of the date of termination of this Lease; and (iii) for a term equal to the remaining term under this Lease and at the rent and upon all agreements, terms, covenants and conditions hereof, including applicable rights of renewal or options to extend. Such new lease shall require the new lessee to perform any unfulfilled obligations of Lessee under this Lease which is reasonably susceptible of being performed by such new lessee. Upon the execution of such new lease, the lessee named therein shall pay any and all sums which would at the time of the execution thereof be due under this Lease but for such termination, and shall pay expenses, including reasonable attorneys’ fees, court costs and disbursements incurred by Lessor in connection with such defaults and termination, the recovery of possession of the Premises, and the preparation, execution and delivery of such new lease.

(f)            Delivery of Notice.  Any notice or other communication which Lessor shall desire or is required to give to or serve upon the holder of such Leasehold Mortgage on this Lease shall be in writing and shall be served by registered or certified mail, addressed to such holder at its address as set forth in such Leasehold Mortgage, or in the last assignment thereof delivered to Lessor pursuant to Section 15.4 hereof, or at such other place as such holder may designate in writing to Lessor.

(g)           Priority of Leasehold Mortgagees.  Anything contained in this Lease to the contrary notwithstanding, if the holders of more than one Leasehold Mortgage shall make written requests upon Lessor for a new lease pursuant to Section 15.5(e) hereof, the new lease shall be entered into pursuant to the request of the holder whose Leasehold Mortgage is prior in lien (as determined by Lessor in its sole discretion) and thereupon the written requests for a new lease of each holder of a Leasehold Mortgage junior in lien thereto shall be void and of no force or effect.

(h)           No Merger.  No union of the interests of Lessor and Lessee herein shall result in a merger of this Lease in the fee interest.

ARTICLE 16.  ADDITIONAL COVENANTS

16.1         Sale of Premises by Lessor.  Lessor may sell, transfer, assign or otherwise dispose of the Premises, or this Lease, or any part thereof or interest therein, without the consent of Lessee. Upon any such sale, transfer, assignment or disposal of all of its interest in the Premises or this Lease, Lessor shall be automatically relieved of all obligations hereunder; provided this Lease shall not be affected by any such sale, transfer, assignment or disposal of Lessor’s interest, and Lessee agrees to attorn to Lessor’s purchaser or assignee.  Lessee agrees to cooperate with Lessor in the marketing of the Premises to prospective purchasers, including without limitation, by allowing access to the Premises to any such prospective purchasers and Lessor’s marketing agents or consultants, so long as such access does not materially interfere with the conduct by Lessee or any of Lessee’s sublessees of any business on the Premises.

16.2         Estoppel Certificates.

(a)           Delivery of Lessee Estoppel Certificate.  Lessee shall at any time upon ten (10) days prior written notice from Lessor execute, acknowledge and deliver to Lessor a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder, or specifying such defaults if any are claimed; (iii) acknowledging that Lessee has unconditionally accepted the Premises, is in possession thereof, and no defense to enforcement of the Lease exists; (iv) agreeing to provide any mortgagee of Lessor with the opportunity to cure defaults by Lessor; and (v) agreeing not to amend, cancel or assign the Lease without the prior written content of any mortgagee of Lessor.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

(b)           Consequences if Lessee Estoppel Certificate not Delivered.  At Lessor’s option, Lessee’s failure to deliver such statement within such time shall be a material breach of this Lease.  Lessee’s failure shall also be conclusive upon Lessee (i) that this Lease is in full force and effect, without modification, except as may be represented by Lessor; (ii) that there are no uncured defaults in Lessor’s performance; (iii) that not more than one month’s rent has been paid in advance; (iv) that Lessee is in possession of the

Premises; (v) that no defenses exist to the enforcement of the Lease; and (vi) that Lessee agrees to be bound by provisions in Section 16.2(a)(iv) and (v).

(c)           Delivery of Lessor Estoppel Certificate.  Lessor shall at any time upon ten (10) days prior written notice from Lessee execute, acknowledge and deliver to Lessee a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any; (ii) acknowledging that there are not, to Lessor’s knowledge, any uncured defaults on the part of Lessee hereunder, or specifying such defaults if any are claimed; and (iii) acknowledging that Lessee is in possession of the Premises and no defense to enforcement of the Lease exists.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Lessee’s interest in the Premises.

(d)           Consequences if Lessor Estoppel Certificate not Delivered.  At Lessee’s option, Lessor’s failure to deliver such statement within such time shall be a material breach of this Lease.  Lessor’s failure shall also be conclusive upon Lessor (i) that this Lease is in full force and effect, without modification, except as may be represented by Lessee; (ii) that there are no uncured defaults in Lessee’s performance; (iii) that not more than one month’s rent has been paid in advance; (iv) that Lessee is in possession of the Premises; and (v) that no defenses exist to the enforcement of the Lease.

ARTICLE 17.  DEFAULT

17.1         Events of Default.  Any of the following occurrences or acts shall constitute an event of default (“Events of Default”) under this Lease:

(a)           General.  If Lessee shall fail to:

(i)            Pay any Rent, Additional Rent or other sum, within 10 days following written notice from Lessor that such payment was due and was not timely paid;

(ii)           Provide any insurance coverage as required by this Lease, within ten (10) days of written request; or

(iii)          Observe or perform any other provision hereof and such failure shall continue for thirty (30) days after notice to Lessee of such failure or such longer period as reasonably may be required to cure such default if the same cannot be cured within such 30-day period and Lessee commences to effect the cure within such 30-day period;

(b)           Bankruptcy.  If Lessee shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall consent to or acquiesce in the filing thereof or such petition or answer shall not be discharged or denied within 60 days after the occurrence of any of the foregoing;

(c)           Other Insolvency Events.  If a receiver, trustee or liquidator of Lessee or of all or substantially all of the assets of Lessee or of the Premises or Lessee’s leasehold interest therein shall be appointed in any proceeding brought by Lessee, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Lessee and shall not be discharged within sixty (60) days after the occurrence thereof, or if Lessee shall consent to or acquiesce in such appointment;

(d)           Abandonment.  If, following commencement of development of the Premises and prior to the sale of all lots to be improved pursuant to the Development Plan, Lessee shall abandon the Premises.

17.2         Remedies.  If an Event of Default shall have happened and be continuing, Lessor shall have the following rights and remedies, to the maximum extent available or permitted under applicable law:

(a)           Right to Terminate.  Lessor shall have the right to give Lessee notice of Lessor’s termination of the Lease. Upon the giving of such notice, the term of this Lease and the estate hereby granted shall expire and terminate on the date set forth in such notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.

(b)           Right to Re-enter.  Lessor shall have the immediate right, whether or not the term of this Lease shall have been terminated pursuant to Section 17.2(a), to re-enter and repossess the Premises by summary proceedings, ejectment, any other legal action or in any lawful manner Lessor determines to be necessary or desirable and to remove all persons and property therefrom.  No such re-entry or repossession of the Premises shall be construed as an election by Lessor to terminate the term of this Lease unless a notice of such termination is given to Lessee pursuant to Section 17.2(a).

(c)           Reletting of the Premises.  At any time or from time to time after the re-entry or repossession of the Premises pursuant to Section 17.2(b), whether or not the term of this Lease shall have been terminated pursuant to Section 17.2(a), Lessor shall use reasonable efforts to relet the Premises for the account of Lessee at a rental which is reasonable in light of the then existing market conditions in the community, in the name of Lessee or Lessor or otherwise, without notice to Lessee, for such term or terms and on such other conditions and for such uses as Lessor, in its absolute discretion, may determine. Lessor may collect and receive any rents payable by reason of such reletting.

(d)           Right to Finish Improvements; Assignment to Lessor.  Upon any uncured default set forth herein, and upon re-entry or repossession of the Premises pursuant to Section 17.2(b), Lessor shall have the right, but not the obligation, to complete the Lessee Improvements as set forth on the Development Plan and Lessee shall, subject to any prior rights of holders of Leasehold Mortgages, immediately upon Lessor’s written request assign to Lessor all Lessee’s right, title and interest in and to the Development Plan and any and all construction plans, drawings, site plans or other documents, construction contracts and other agreements prepared or entered into with respect to the development of the Premises, including, without limitation, all entitlements obtained by Lessee with respect to the Premises.

(e)           No Release.  No expiration or termination of the term of this Lease pursuant to Section 17.2(a), by operation of law or otherwise, and no re-entry or repossession of the Premises pursuant to Section 17.2(b) or otherwise, and no reletting of the Premises pursuant to Section 17.2(c) or otherwise, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, re-entry, repossession or reletting.

(f)            Damages.  In the event of any expiration or termination of the term of this Lease or re-entry or repossession of the Premises by reason of the occurrence of an Event of Default, Lessee will pay to Lessor all Rent, Additional Rent and other amounts due to Lessor to and including the date of such expiration, termination, re-entry or repossession; and, thereafter, Lessee shall, until the end of what would have been the term of this Lease in the absence of such expiration, termination, re-entry or repossession, and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Rent on a current basis and all Additional Rent and other sums which would be payable under this Lease by Lessee in the absence of such expiration, termination, re-entry or repossession, less (ii) the net proceeds, if any, of the reletting affected for the account of Lessee pursuant to Section 17.2(c), after deducting from such proceeds all expenses of Lessor in connection with such reletting (including, but not limited to, all repossession costs, brokerage commissions, attorneys’ fees and expenses (including fees and expenses of appellate proceedings), employees’ expenses, alteration and construction costs, if any, and expenses of preparation for such reletting and other expenses related to Lessee’s default).  Lessee will pay such current damages on the days on which Rent would be payable under this Lease in the absence of such expiration, termination, re-entry or repossession, and Lessor shall be entitled to recover the same from Lessee on each such day.

17.3         Remedies Not Exclusive.  No right or remedy herein conferred upon or reserved to Lessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter existing by law, in equity or by statute.

17.4         Lessor Breach.  Should Lessor be in default of its obligations under this Lease, Lessee shall notify Lessor of such default in writing. Should such default continue for more than thirty (30) days after Lessor’s receipt of such notice, or if such default cannot be cured within thirty (30) days should Lessor have failed to commence and be diligently prosecuting the cure of such default, Lessee shall have, as its sole and exclusive remedy under this Lease, the right to file suit against Lessor in a court of competent jurisdiction for specific performance or damages, as the case may be. Notwithstanding the foregoing, in no event shall Lessee be allowed to any offset or abatement of any rental amounts hereunder, nor shall Lessee be allowed to terminate this Lease, except as specifically provided herein. Notwithstanding anything contained herein to the contrary, Lessee agrees to look solely to the estate and property of Lessor in the Premises, and subject to the prior rights of any mortgagee or beneficiary of any trust deed or any security interest on the same, for the collection of any judgment (or other judicial process) requiring the payment of money by Lessor in the event of any default or breach by Lessor with respect to any of the terms, conditions and covenants of this Lease to be observed and/or performed by Lessor, and no other assets of Lessor shall be subject to levy, execution or other procedures for the satisfaction of Lessee’s remedies.

17.5         Arbitration.

(a)           Procedures.  Whenever during the Lease Term, any disagreement or dispute arises between the parties as to the interpretation of this Lease or any rights, remedies or obligations arising hereunder, the matter shall be resolved by arbitration. In such cases, an arbitration board shall be established by the method set forth below:

(i)            The party seeking arbitration shall notify the other party in writing, specifying the issue or issues in dispute.

(ii)           Within five (5) days thereafter, the parties shall agree upon one arbitrator.

(iii)          If the parties are unable to so agree after five (5) days, then within two (2) additional days Lessor and Lessee shall each select one arbitrator (but if either party fails or refuses to timely select an arbitrator, then the single arbitrator selected by the other party shall be deemed to be the single arbitrator of the dispute). The two arbitrators so selected thereafter shall, within seven (7) additional days, select a third arbitrator with expertise in the subject matter of the dispute, and the three arbitrators so selected shall arbitrate the dispute. In the event the two arbitrators selected by the parties are unable to agree on a third arbitrator, the third arbitrator shall be appointed by the American Arbitration Association.

(iv)          The arbitrators shall meet with the parties immediately after their appointment to determine a schedule for arbitration, including whether and to what extent discovery is required. The arbitrators shall apply the procedural rules of the American Arbitration Association to the extent that those rules are not inconsistent with the procedures set forth herein or the other terms and conditions of this Lease. The arbitrators may set the matter for an evidentiary hearing, or oral argument, or may determine to dispose of the dispute based upon written submissions only. If an evidentiary hearing is held, the normal rules of evidence shall be relaxed, pursuant to the arbitrator’s discretion. All parties shall have the right to participate in the hearing and may determine the most effective and efficient method for the presentation of their case. The parties may present evidence through live testimony, written reports and affidavits, or the argument of counsel or its representative at the hearing. The parties may be represented by any person of their choice at proceedings before the arbitrators, irrespective of whether the representative is an attorney.

(v)           The decision of the arbitrators shall be binding on the parties and may be judicially enforced subject to and in accordance with the procedures set forth in Section 18.22.

(b)           Costs and Expenses. The costs and expenses of the arbitration board shall be shared equally by and between the parties, unless the arbitrators shall otherwise rule.

(c)           Effect of Arbitration Decisions. The arbitration board shall be authorized to issue equitable, as well as legal, remedies.

ARTICLE 18.  GENERAL PROVISIONS

18.1         Indemnity Provisions.     Whenever this Lease provides that one party shall indemnify another person or entity, such indemnity obligation shall be construed to not extend to the gross negligence, recklessness, willful misconduct, or breach of this Lease by the person or entity so indemnified.

18.2         Waiver of Breach.     No waiver of the breach of any provision of this Lease shall be construed as a waiver of any preceding or succeeding breach of the same or any other provision of this Lease, nor shall the acceptance of rent by Lessor during any period of time in which Lessee is in default in any respect other than payment of such rent be deemed to be a waiver of such default.

18.3         Notices.     Notices shall be in writing and shall be given by (a) personal delivery, (b) deposit in the United States mail, certified mail, return receipt requested (which receipt shall be preserved as evidence of delivery), postage prepaid, or (c) overnight express delivery service, addressed or transmitted to Lessor and Lessee at the following addresses, or to such other addresses as either party may designate to the other in a writing delivered in accordance with the provisions of this Section:

If to Lessor:	School and Institutional Trust Lands Administration
Attn: Development Department
675 East 500 South, Suite 500
Salt Lake City, UT 84102

If to Lessee:	ASC Utah
c/o American Skiing Company
Sunday River Road
P.O. Box 450
Bethel, Maine 04217
Attention: Christopher E. Howard

All notices shall be deemed to have been delivered and shall be effective upon the date on which the notice is actually received, if notice is given by personal delivery or by overnight express delivery service, or on the third day after mailing if notice is sent through the United States mail.

18.4         Attorneys’ Fees.     If any action is brought by any party to this Lease in respect of its rights under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs as determined by the court. In the event that any person who shall not be a party to this Lease shall institute an action against a party to this Lease in which the other party to this Lease shall be involuntarily and without cause joined as a party, the party against whom said action is instituted shall reimburse the other party to this Lease for all attorneys’ fees incurred by such party in connection therewith.

18.5         Severability.  The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

18.6         Recording.  Lessor and Lessee shall enter into a memorandum of this Lease in a form reasonably acceptable to Lessor and Lessee and appropriate for recording.

18.7         Cumulative Remedies.  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies hereunder or at law or in equity.

18.8         Construction.     The titles which are used following the number of each Section are so used only for convenience in locating various provisions of this Lease and shall not be deemed to affect the interpretation or construction of such provisions. The parties acknowledge that each party and its counsel have reviewed and revised this Lease. This Lease shall not be construed for or against Lessor or Lessee.  References in this Lease to “Sections” and “Articles” refer to the Sections and Articles of this Lease unless otherwise noted.

18.9         Lessor’s Consent.  Whenever this Lease provides for or requires the consent or approval of Lessor, such consent or approval may be given or withheld in the sole and absolute discretion of Lessor, unless a standard of reasonableness is expressly stated.

18.10       Successors.     Subject to the restrictions contained in Article 14, this Lease and all of provisions hereof shall be binding upon and inure to the benefit of the successors and assigns of Lessor and Lessee.

18.11       Governing Law.  The terms, conditions, covenants, and agreements herein contained shall be governed, construed, and controlled according to the laws of the State of Utah.

18.12       Broker’s Commission.     Lessee and Lessor represent and warrant to each other that there are no claims for brokerage commissions or finder’s fees in connection with this Lease and each agrees to indemnify the other for, from and against all liabilities arising from any claims, including any attorneys’ fees connected therewith, relating to claims arising out of the other’s actions in violation of such representation and warranty.

18.13       Time is of the Essence.

(a)           Time of Essence.     Except as otherwise provided in Section 18.13(b), time is of the essence of this Lease and in the performance of all of the covenants and conditions hereof.

(b)           Force Majeure.  If either Lessor or Lessee is delayed or hindered in or prevented from the performance of any act required hereunder by reason of inability to procure materials, failure of power, riots, insurrection, war, acts of God, labor disputes, and other reasons of a like nature not the fault of the party delayed in performing work or doing other acts required under the terms of this Lease, then performance of such act shall be excused for the period of delay and the time for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Section 18.13(b) shall not operate to excuse Lessee from the prompt payment of Rent, Additional Rent or any other payments required by the terms of this Lease.

18.14       Relationship of the Parties.     The relationship of the parties hereto is that of Lessor and Lessee, and it is expressly understood and agreed that Lessor does not in any way, nor for any purpose, become a partner of Lessee or a joint venturer with Lessee in the conduct of Lessee’s business, or otherwise, and that the provisions of any agreement between Lessor and Lessee relating to rent are made solely for the purpose of providing a method whereby rental payments are to be measured and ascertained.

18.15       Time Periods.  In the event the time for the performance of any obligation or the taking of any action hereunder expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

18.16       Limitation on Interest.  This Lease is expressly limited so that in no event shall the amount paid or agreed to be paid for any loan or forbearance provided for in this Lease exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable. If, for any reason whatsoever, performance of this Lease, or of any other agreement entered into between the parties in connection with this Lease results in exceeding such highest rate of interest, then, ipso facto, the interest rate provided for in this Lease or in any related instrument shall be reduced to such highest lawful rate; and, if for any reason the payee shall receive as interest an amount which would exceed such highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest; and if a surplus remains after full payment of principal and lawful interest the surplus shall be remitted to the payor. This provision controls every other provision of this Lease.

18.17       Quitclaim.  At the expiration or earlier termination of this Lease, Lessee shall execute, acknowledge and deliver to Lessor, within five (5) days after written demand, from Lessor to Lessee, any quitclaim deed or other document deemed necessary or desirable by Lessor’s counsel to remove the cloud of this Lease from the real property subject to this Lease.

18.18       Termination of State Trust.     Nothing contained in this Lease shall operate to delay or prevent a termination of State trust responsibilities with respect to the Premises by the issuance of a fee patent or otherwise during the Lease Term; however, such termination shall not serve to abrogate this Lease. Lessor, Lessee and Leasehold Mortgagees shall be notified of any such change in the status of the Premises.

18.19       Lessee’s Obligations to the State of Utah.     While the Premises are held in trust by the State of Utah or subject to a restriction against alienation imposed by the State of Utah, all of Lessee’s obligations under this Lease are to the State of Utah as well as to Lessor.

18.20       Tax Immunity.  Nothing contained in this Lease shall be deemed to constitute a waiver of applicable laws providing tax immunity to trust property or any interest therein or income therefrom.

18.21       Limited Waiver of Sovereign Immunity.  By this Lease, Lessor does not waive, limit, or modify any sovereign immunity from suit except as specifically provided herein. Lessor agrees to waive any sovereign immunity solely for the limited purpose of authorizing only Lessee to bring a judicial action in the Third District Court and for Summit County, State of Utah for the enforcement of an arbitration decision authorized under and relating to this Lease. This limited waiver of sovereign immunity does not consent to or authorize a judicial action for damages against Lessor other than a judgment for any unpaid amount not paid pursuant to this Lease and is strictly limited to the enforcement of arbitration decisions, including specific performance of an arbitration decision.

18.22       Entire Agreement.  This Lease sets forth all the promises, inducements, agreements, conditions, and understandings between Lessor and Lessee relative to the Premises, and there are no promises, agreements, conditions, or understandings, either oral or written, express or implied, between them other than are set forth herein. No subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Lessor or Lessee unless in writing and signed by each of them.  Parole evidence shall never be admissible in any court, tribunal, arbitration or governmental agency to modify, amend or vary the terms of this Lease.

18.23       No Warranty as to Title.     Lessor claims title in fee simple, but does not warrant to Lessee the validity of title to the Premises.  Neither Lessee nor any successor in interest to Lessee, nor anyone claiming by or under Lessee’s interest in this Lease, shall have any claim for damages against Lessor for any claimed failure or deficiency of Lessor’s title to the Premises or for interference by any third party.  In the event of failure of Lessor’s title to any part of the

Premises, Lessee shall not be entitled to a refund of any Rent, Additional Rent or any other fees or amounts paid by Lessee pursuant to this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the day and year first written above.

Lessor:

STATE OF UTAH, acting through its
SCHOOL AND INSTITUTIONAL TRUST LANDS ADMINISTRATION

	By	/s/ [ILLEGIBLE]

	Its	Assistant Director

Approved as to Form

/s/ John W. Andrews
Jan Graham, Utah Attorney General by John W. Andrews, Special Assistant Attorney General

Lessee:

ASC UTAH
a Maine corporation d/b/a The Canyons

	By	/s/ Christopher E. Howard
	Its	Senior Vice President

STATE OF UTAH	)
)ss.
COUNTY OF SALT LAKE	)

On this 30 day of June, 1998, personally appeared before me [ILLEGIBLE], the Assistant Director of the School and Institutional Trust Lands Administration, who acknowledged that he/she, being duly authorized, did execute the foregoing instrument on behalf of the School and Institutional Trust Lands Administration.

[SEAL]

NOTARY PUBLIC
RUTH HAWE
50 South Main #1600
Salt Lake City, UT 84144

My Commission Expires
January 3, 1989	/s/ Ruth Hawe
STATE OF UTAH	Notary Public

STATE OF MAINE	)
)ss.
COUNTY OF OXFORD	)

On this 30th day of December, 1997, personally appeared before me Christopher E. Howard, the Senior Vice President of ASC Utah, a Maine corporation, who acknowledged that he/she, being duly authorized, did execute the foregoing instrument on behalf of ASC Utah.

Notary Public

42

STATE OF UTAH	)
)ss.
COUNTY OF	)

On this           day of                                     , 199    , personally appeared before me                                         , the                                     , of the School and Institutional Trust Lands Administration, who acknowledged that he/she, being duly authorized, did execute the foregoing instrument on behalf of the School and Institutional Trust Lands Administration.

Notary Public

STATE OF MAINE	)
)ss.
COUNTY OF OXFORD	)

On this 30th day of June, 1998, personally appeared before me Christopher E. Howard, the Senior Vice President of ASC Utah, a Maine corporation, who acknowledged that he/she, being duly authorized, did execute the foregoing instrument on behalf of ASC Utah.

/s/ [ILLEGIBLE]
Notary Public

EXHIBIT A, PART 1

TO

LEASE AGREEMENT

LEGAL DESCRIPTION
OF THE PREMISES

I.              SECTION 2: See Attached

Excluding approximately 240 acres located in the southeast corner of Section 2 at such time as such area is leased to Iron Mountain Associates. Until such time it shall be included in the leased Premises.

II.            SKI PARCELS

A.            Peak 9990: See Attached

B.            Peak 9250: See Attached

C.            Iron Mountain: See Attached

A-1-1

EXHIBIT A, PART 2

TO

LEASE AGREEMENT

LEGAL DESCRIPTION
OF DEVELOPMENT PARCEL

The development parcel consists of approximately 120 acres located in the area of the terminus of the new Flight of the Canyons gondola and Red Pine Lodge. Two separate plans for development of this parcel are attached showing different configurations of development. As the Development Plan is finalized, a more precise description of the Development Parcel will be prepared, approved by the parties using the same procedure as is described in the Lease for amendments to the Development Plan and attached hereto.

A-1-1

EXHIBIT B

TO

LEASE AGREEMENT

DESIGN AND APPROVAL SCHEDULE

Lessee and Lessor will continue to work collaboratively to refine this Schedule.  The current Schedule is as follows:

Date	Item

12/9/97	Master Plan - Initial Presentation
12/16/97	Master Plan - Public Forum
1/98	Finalize Conceptual Phase
2/98	Commence Technical Phase
4/98	Conclude Technical Phase
9/98	First “Project” Approval
10/98 5/99	Commence construction of first interval or club product.

B-1

EXHIBIT C

TO

LEASE AGREEMENT

DEVELOPMENT PLAN

See Plans Attached

D-1